The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed under Rule 424(b)(5)
File No. 333-189100

Subject to Completion dated March 10, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT (To Prospectus dated June 4, 2013)

                 Shares

Public Storage

Depositary Shares Each Representing 1/1,000 of a

        % Cumulative Preferred Share of Beneficial Interest, Series Y

Liquidation Preference Equivalent to $25.00 Per Depositary Share

We are selling                  depositary shares (“Depositary Shares”) each representing 1/1,000 of a         % Cumulative Preferred Share of Beneficial Interest, Series Y (“Preferred Shares”). The Preferred Shares represented by the Depositary Shares will be deposited with Computershare Trust Company, N. A., as depositary. As a holder of Depositary Shares, you will be entitled to all proportional rights, preferences and privileges of the Preferred Shares. We have granted the underwriters an option to purchase up to                  additional Depositary Shares solely to cover over-allotments, if any. The following is a summary of the Preferred Shares:

•	We will pay cumulative distributions on the Preferred Shares, from, and including, the date of original issuance, at the rate of % of the liquidation preference per year ($ per year per Depositary Share).

•	We will pay distributions on the Preferred Shares quarterly, beginning on June 30, 2014 (with the payment on that date being based pro rata on the number of days from the original issuance of the Preferred Shares).

•	We are not allowed to redeem the Preferred Shares before March , 2019, except in order to preserve our status as a real estate investment trust.

•	On and after March , 2019, we may, at our option, redeem the Preferred Shares by paying you $25.00 per Depositary Share, plus any accrued and unpaid distributions.

•	The Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities.

•	Investors in the Depositary Shares representing interests in the Preferred Shares generally have no voting rights, except if we fail to pay distributions for six or more quarters or as required by law.

We intend to apply to have the Depositary Shares listed on the New York Stock Exchange (the “NYSE”) under the symbol “PSAPrY.” If this application is approved, trading of the Depositary Shares on the NYSE is expected to begin within 30 days following initial delivery of the Depositary Shares.

Investing in the Depositary Shares involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share			Total
Public Offering Price		$25.0000			$(1)
Underwriting Discount			$(2)		$(2)
Proceeds to Public Storage (before expenses)	$			$

(1)	The underwriters also may purchase up to an additional Depositary Shares within 30 days of the date of this prospectus supplement solely to cover over-allotments, if any.
(2)	The underwriting discount will be $ per Depositary Share for retail orders and $ per Depositary Share for institutional orders. See “Underwriting” beginning on page S-15 of this prospectus supplement for a discussion regarding certain additional underwriting compensation and discounts.

The underwriters are offering the Depositary Shares subject to various conditions. The underwriters expect to deliver the Depositary Shares to purchasers on or about March     , 2014.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	UBS Investment Bank	Wells Fargo Securities

March     , 2014

You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus or any related free writing prospectus we file with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained herein or in any document incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the date of the document incorporated by reference herein.

Prospectus Supplement

This prospectus supplement and the accompanying prospectus, including documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in “Risk Factors” in this prospectus supplement and in our most recent annual report as well as in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual and quarterly reports.

S-i

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may telephone the SEC at 1-800-SEC-0330 for further information on SEC public reference facilities. The SEC also maintains a website at http://www.sec.gov that contains the reports, proxy and information statements and other information that we and other registrants file electronically with the SEC. You also can inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement and the accompanying prospectus are a part of a registration statement on Form S-3 filed with the SEC to register offers and sales of the securities described in this prospectus supplement and the accompanying prospectus under the Securities Act. The registration statement contains additional information about us and the securities. You may obtain the registration statement and its exhibits from the SEC as indicated above or from us.

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose that information to you by referring in this prospectus supplement and the accompanying prospectus to the documents we file with the SEC. Under SEC regulations, any statement contained in a document incorporated by reference in this prospectus supplement and the accompanying prospectus is automatically updated and superseded by any information contained in this prospectus supplement and the accompanying prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus supplement by reference the following documents filed with the SEC by us, each of which should be considered an important part of this prospectus supplement:

SEC Filing	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2013 (filed February 26, 2014)

Current Report on Form 8-K	Filed February 25, 2014

The portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012	Filed March 28, 2013

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information furnished to the SEC)

After the date of this prospectus supplement and before the termination of the offering

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

Investor Services Department

Public Storage

701 Western Avenue

Glendale, California 91201-2349

Telephone:	(800) 421-2856

                       (818) 244-8080

Facsimile:  (818) 241-0627

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus. This summary may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference, before deciding whether to invest in the Depositary Shares. You should pay special attention to the “Risk Factors” section of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein, to determine whether an investment in the Depositary Shares is appropriate for you.

The Company

We are a fully integrated, self-administered and self-managed real estate investment trust (“REIT”) that acquires, develops, owns and operates self-storage facilities which offer self-storage spaces for lease for personal and business use. We are the largest global owner and operator of self-storage facilities with equity interests (through direct ownership, as well as joint venture and general and limited partnership interests), as of December 31, 2013, in 2,200 storage facilities located in 38 states in the United States and 188 storage facilities located in seven countries in Europe operated under the “Shurgard” brand. We also have a significant ownership in PS Business Parks, Inc., a REIT that, as of December 31, 2013, had an equity interest in 29.7 million net rentable square feet of commercial space, primarily flex, multi-tenant office and industrial space, located in eight states.

The following table reflects the geographic diversification of our storage facilities:

	At December 31, 2013
	Number of Storage Facilities	Net Rentable Square Feet (in thousands)
United States:
California:
Southern	244	17,192
Northern	173	10,310
Texas	254	16,715
Florida	247	16,344
Illinois	126	7,904
Georgia	107	7,049
Washington	91	6,064
North Carolina	77	5,272
Virginia	87	5,110
New York	65	4,527
Colorado	63	3,980
New Jersey	56	3,549
Maryland	57	3,404
Minnesota	43	2,931
South Carolina	52	2,867
Michigan	43	2,755
Arizona	40	2,470
Missouri	37	2,136
Oregon	39	2,006
Pennsylvania	29	1,993
Indiana	31	1,926
Ohio	31	1,922
Nevada	27	1,818
Massachusetts	25	1,691
Tennessee	27	1,528
Kansas	22	1,310
Wisconsin	15	968
Other states (12 states)	92	5,278

Total—U.S	2,200	141,019

Europe:
France	55	2,886
Netherlands	40	2,180
Sweden	30	1,623
Belgium	21	1,270
United Kingdom	21	1,025
Germany	11	571
Denmark	10	565

Total—Europe	188	10,120

Grand Total	2,388	151,139

Use Of Proceeds

We estimate net proceeds from this offering of approximately $         million (or approximately $         million if the underwriters exercise their over-allotment option in full), after all anticipated issuance costs. We expect to use the net proceeds from this offering to repay a portion of the outstanding indebtedness under our term loan with Wells Fargo Bank, National Association, which was approximately $600 million aggregate principal amount on March 7, 2014 with an interest rate of 1.0545%. Our term loan matures on December 2, 2014 and can be repaid in full or part at any time prior to its maturity without penalty. The indebtedness was incurred to fund acquisition and development opportunities and for general corporate purposes.

Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, is the lender under our term loan and will receive any amount outstanding under our term loan that is repaid with the net proceeds of this offering.

Pending application of the net proceeds as described above, we expect to deposit the net proceeds of this offering in interest bearing accounts or invest them in certificates of deposit, United States government obligations or other short-term, high-quality debt instruments selected at our discretion.

RISK FACTORS

Before investing in the Depositary Shares, you should carefully consider the risks described below and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including (i) those described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and (ii) documents we file with the SEC after the date of this prospectus supplement and which are deemed incorporated by reference in this prospectus supplement.

The Depositary Shares offered by this prospectus supplement are a new issue and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your Depositary Shares.

Because the Depositary Shares do not have a stated maturity date, investors seeking liquidity will be limited to selling their Depositary Shares in the secondary market. We will apply to list the Depositary Shares on the NYSE, but we cannot assure you that the Depositary Shares will be approved for listing. If the application is approved, trading is not expected to begin until 30 days after the initial delivery of the Depositary Shares. In addition, an active trading market on the NYSE for the Depositary Shares may not develop or, even if it develops, may not last, in which case the trading price of the Depositary Shares could be adversely affected. We have been advised by the underwriters that they intend to make a market in the Depositary Shares, but they are not obligated to do so and may discontinue market-making at any time without notice.

USE OF PROCEEDS

We estimate net proceeds from this offering of approximately $         million (or approximately $         million if the underwriters exercise their over-allotment option in full), after all anticipated issuance costs. We expect to use the net proceeds from this offering to repay a portion of the outstanding indebtedness under our term loan with Wells Fargo Bank, National Association, which was approximately $600 million aggregate principal amount on March 7, 2014 with an interest rate of 1.0545%. Our term loan matures on December 2, 2014 and can be repaid in full or in part at any time prior to its maturity without penalty. The indebtedness was incurred to fund acquisitions and development opportunities and for general corporate purposes.

Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, is the lender under our term loan and will receive any amount outstanding under our term loan that is repaid with the net proceeds of this offering.

Pending application of the net proceeds as described above, we expect to deposit the net proceeds of this offering in interest bearing accounts or invest them in certificates of deposit, United States government obligations or other short-term, high-quality debt instruments selected at our discretion.

DESCRIPTION OF PREFERRED SHARES AND DEPOSITARY SHARES

General

Under our Articles of Amendment and Restatement of Declaration of Trust, the Board of Trustees is authorized without further shareholder action to provide for the issuance of up to 100,000,000 preferred shares of beneficial interest, par value $0.01 per share, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be set forth in resolutions providing for the issue of preferred shares adopted by the Board of Trustees. At March 10, 2014, we had outstanding 142,500 preferred shares.

The Board of Trustees has adopted resolutions classifying the                 % Cumulative Preferred Shares, Series Y (the “Preferred Shares”). When issued, the Preferred Shares will have a liquidation value of $25,000 per share, will be fully paid and nonassessable, will not be subject to any sinking fund or other obligation of the Company to repurchase or retire the Preferred Shares, and will have no preemptive rights.

Computershare Trust Company, N. A. will be the transfer agent and distribution disbursing agent for the Preferred Shares. Its offices are located at 250 Royall Street, Canton, Massachusetts 02105-1865.

Each depositary share represents 1/1,000 of a Preferred Share (the “Depositary Shares”). The Preferred Shares will be deposited with Computershare Trust Company, N. A., as Depositary (the “Preferred Shares Depositary”), under a Deposit Agreement among the Company, the Preferred Shares Depositary and the holders from time to time of the depositary receipts (the “Depositary Receipts”) issued by the Preferred Shares Depositary under the Deposit Agreement. The Depositary Receipts will evidence the Depositary Shares. Subject to the terms of the Deposit Agreement, each holder of a Depositary Receipt evidencing a Depositary Share will be entitled, proportionately, to all the rights and preferences of, and subject to all of the limitations of, the interest in the Preferred Shares represented by the Depositary Share (including distribution, voting, redemption and liquidation rights and preferences). See “Description of Depositary Shares” in the accompanying prospectus and “—Depositary Shares” below.

Immediately following our issuance of the Preferred Shares, we will deposit the Preferred Shares with the Preferred Shares Depositary, which will then issue and deliver the Depositary Receipts to us. We will, in turn, deliver the Depositary Receipts to the underwriters. Depositary Receipts will be issued evidencing only whole Depositary Shares.

We intend to apply to have the Depositary Shares listed on the NYSE. The Preferred Shares will not be listed and we do not expect that there will be any trading market for the Preferred Shares except as represented by the Depositary Shares.

Ownership Restrictions

For a discussion of ownership limitations that apply to the Preferred Shares and related Depositary Shares, see “Description of Preferred Shares—Ownership Limitations” in the accompanying prospectus.

Preferred Shares of Beneficial Interest

The following is a brief description of the terms of the Preferred Shares which does not purport to be complete and is subject to and qualified in its entirety by reference to the articles supplementary classifying the Preferred Shares, the form of which will be incorporated by reference into the Registration Statement of which this prospectus supplement constitutes a part.

Ranking

With respect to the payment of distributions and amounts upon liquidation, the Preferred Shares will rank pari passu with our 6.875% Cumulative Preferred Shares, Series O, 6.5% Cumulative Preferred Shares, Series P, 6.5% Cumulative Preferred Shares, Series Q, 6.35% Cumulative Preferred Shares, Series R, 5.90% Cumulative Preferred Shares, Series S, 5.750% Cumulative Preferred Shares, Series T, 5.625% Cumulative Preferred Shares, Series U, 5.375% Cumulative Preferred Shares, Series V, 5.20% Cumulative Preferred Shares, Series W, 5.20% Cumulative Shares, Series X (collectively, the “Existing Senior Preferred Shares”) and any other preferred shares issued by us, whether now or hereafter issued, ranking pari passu with the Existing Senior Preferred Shares (collectively, together with the Existing Senior Preferred Shares and the Preferred Shares, the “Senior Preferred Shares”), and will rank senior to the Common Shares and any other shares of beneficial interest of the Company ranking junior to the Preferred Shares.

Distributions

Holders of Preferred Shares, in preference to the holders of Common Shares, and of any other shares of beneficial interest issued by us ranking junior to the Preferred Shares as to payment of distributions, will be entitled to receive, when and as declared by the Board of Trustees out of assets of the Company legally available for payment, cash distributions payable quarterly at the rate of         % of the liquidation preference per year ($             per year per share, equivalent to $         per year per Depositary Share). Distributions on the Preferred Shares will be cumulative from, and including, the date of issue and will be payable quarterly on or before March 31, June 30, September 30 and December 31, commencing June 30, 2014, to holders of record as they appear on the shares register of the Company on such record dates, not less than 15 or more than 45 days preceding the payment dates thereof, as shall be fixed by the Board of Trustees. If the last day of a quarter falls on a non-business day, we may pay distributions for that quarter on the first business day following the end of the quarter. After full distributions on the Preferred Shares have been paid or declared and funds set aside for payment for all past distribution periods and for the then current quarter, the holders of Preferred Shares will not be entitled to any further distributions with respect to that quarter.

When distributions are not paid in full upon the Preferred Shares and any other preferred shares of the Company ranking on a parity as to distributions with the Preferred Shares (including the other series of Senior Preferred Shares), all distributions declared upon the Preferred Shares and any other preferred shares of the Company ranking on a parity as to distributions with the Preferred Shares shall be declared pro rata so that the amount of distributions declared per share on such Preferred Shares and such other shares shall in all cases bear to each other the same ratio that the accrued distributions per share on the Preferred Shares and such other preferred shares bear to each other. Except as set forth in the preceding sentence, unless full distributions on the Preferred Shares have been paid for all past distribution periods, no distributions (other than in Common Shares or other shares of beneficial interest issued by us ranking junior to the Preferred Shares as to distributions and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be made on the Common Shares or on any other shares of beneficial interest issued by us ranking junior to or on a parity with the Preferred Shares as to distributions or upon liquidation.

Unless full distributions on the Preferred Shares have been paid for all past distribution periods, we and our subsidiaries may not redeem, repurchase or otherwise acquire for any consideration (nor may we or they pay or make available any moneys for a sinking fund for the redemption of) any Common Shares or any other shares of beneficial interest issued by us ranking junior to or on a parity with the Preferred Shares as to distributions or upon liquidation except by conversion into or exchange for shares of beneficial interest issued by us ranking junior to the Preferred Shares as to distributions and upon liquidation.

If for any taxable year, we elect to designate as “capital gain dividends” (as defined in the Code) any portion of the distributions paid or made available for the year to the holders of all classes and series of our shares of beneficial interest (to the extent treated as a dividend for U.S. federal income tax purposes), then the portion of such distributions designated as capital gain dividends that will be allocable to the holders of Preferred Shares will be an amount equal to the total capital gain dividends multiplied by a fraction, the numerator of which will be the total dividends paid or made available to the holders of Preferred Shares for the year (determined for U.S. federal income tax purposes), and the denominator of which will be the total dividends paid or made available to holders of all classes and series of our outstanding shares of beneficial interest for that year (determined for U.S. federal income tax purposes).

Distributions that are treated as dividends for U.S. federal income tax purposes paid by regular C corporations to persons or entities that are taxed as individuals are generally taxed at the rate applicable to long-term capital gains, which is a maximum of 20%, subject to certain limitations. Because we are a REIT, however, our dividends, including dividends paid on the Preferred Shares, generally are taxed at regular ordinary income tax rates, except to the extent that the special rules relating to qualified dividend income or capital gains dividends paid by a REIT apply. See “Additional Material U.S. Federal Income Tax Considerations.”

Conversion Rights

The Preferred Shares will not be convertible into shares of any other class or series of beneficial interest of the Company.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares will be entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of Common Shares or of any other shares of beneficial interest issued by us ranking as to such distribution junior to the Preferred Shares, liquidating distributions in the amount of $25,000 per share (equivalent to $25.00 per Depositary Share), plus all accrued and unpaid distributions (whether or not earned or declared) for the then current, and all prior, distribution periods. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Shares and any other shares issued by us ranking as to any such distribution on a parity with the Preferred Shares (including other series of Senior Preferred Shares) are not paid in full, the holders of the Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Preferred Shares will not be entitled to any further participation in any distribution of assets by us.

For purposes of liquidation rights, a consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company is not a liquidation, dissolution or winding up of the Company.

Redemption

Except in certain circumstances relating to our qualification as a REIT, we may not redeem the Preferred Shares prior to March     , 2019. On and after March     , 2019, at any time or from time to time, we may redeem the Preferred Shares in whole or in part at our option at a cash redemption price of $25,000 per Preferred Share (equivalent to $25.00 per Depositary Share), plus all accrued and unpaid distributions to the date of redemption.

Notwithstanding the foregoing, if any distributions, including any accumulation, on the Preferred Shares are in arrears, we may not redeem any Preferred Shares unless we redeem simultaneously all outstanding Preferred Shares, and we may not purchase or otherwise acquire, directly or indirectly, any Preferred Shares; provided, however, that this shall not prevent the purchase or acquisition of the Preferred Shares pursuant to a purchase or exchange offer if such offer is made on the same terms to all holders of the Preferred Shares.

A notice of redemption of the Preferred Shares (which may be contingent on the occurrence of a future event) will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of Preferred Shares at their addresses as they appear on our stock transfer records. The failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any Preferred Shares except as to the holder to whom notice was defective or not given. Each notice will state: (1) the redemption date; (2) the number of Preferred Shares to be redeemed; (3) the redemption price per Preferred Share; (4) the place or places where certificates for the Preferred Shares are to be surrendered for payment of the redemption price; and (5) that distributions on the Preferred Shares to be redeemed will cease to accrue on such redemption date.

If fewer than all the Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Preferred Shares to be redeemed from such holder. If fewer than all of the outstanding Preferred Shares are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or by any other equitable method we may choose. In order to facilitate the redemption of Preferred Shares, the Board of Trustees may fix a record date for the determination of Preferred Shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

Notice having been given as provided above, from and after the date specified therein as the date of redemption, unless we default in providing funds for the payment of the redemption price on such date, all distributions on the Preferred Shares called for redemption will cease. From and after the redemption date, unless we so default, all rights of the holders of the Preferred Shares as shareholders of the Company, except the right to receive the redemption price (but without interest), will cease. Upon surrender in accordance with such notice of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Board of Trustees of the Company shall so require and the notice shall so state), the redemption price set forth above shall be paid out of the funds provided by the Company. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

Subject to applicable law and the limitation on purchases when distributions on the Preferred Shares are in arrears, we may, at any time and from time to time, purchase any Preferred Shares in the open market, by tender or by private agreement.

Voting Rights

Except as indicated below, or except as expressly required by applicable law, holders of the Preferred Shares will not be entitled to vote.

If six quarterly distributions payable on the Preferred Shares or any other series of preferred shares are in default (whether or not declared or consecutive), the holders of the Preferred Shares (voting as a class with all other series of Senior Preferred Shares) will be entitled to elect two additional trustees until all distributions in default have been paid or declared and set apart for payment.

Such right to vote separately to elect trustees shall, when vested, be subject, always, to the same provisions for vesting of such right to elect trustees separately in the case of future distribution defaults. At any time when such right to elect trustees separately shall have so vested, we may, and upon the written request of the holders of record of not less than 10% of the total number of preferred shares of the Company then outstanding shall, call a special meeting of shareholders for the election of trustees. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in our Bylaws, provided that we shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders, and the holders of all classes of outstanding preferred shares are offered the opportunity to elect such trustees (or fill any vacancy) at such annual meeting of shareholders. Trustees so elected shall serve until the next annual meeting of our shareholders or until their respective successors are elected and qualified. If, prior to the end of the term of any trustee so elected, a vacancy in the office of such trustee shall occur, during the continuance of a default in distributions on preferred shares of the Company, by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term of such former trustee by the appointment of a new trustee by the remaining trustee or trustees so elected.

The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Shares and any other series of preferred shares ranking on a parity with the Preferred Shares as to distributions or upon liquidation (which includes the other series of Senior Preferred Shares), voting as a single class, will be required to authorize another class of shares senior to the Preferred Shares with respect to the payment of distributions or the distribution of assets on liquidation. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Shares will be required to amend or repeal any provision of, or add any provision to, the Declaration of Trust, including articles supplementary if such action would materially and adversely alter or change the rights, preferences or privileges of the Preferred Shares.

No consent or approval of the holders of the Preferred Shares will be required for the issuance from the Company’s authorized but unissued preferred shares or other shares of any series of preferred shares ranking on a parity with or junior to the Preferred Shares as to payment of distributions and distribution of assets, including other Preferred Shares.

Depositary Shares

The following is a brief description of the terms of the Depositary Shares which does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Deposit Agreement (including the form of Depositary Receipt contained therein), which is incorporated by reference in the Registration Statement of which this prospectus supplement constitutes a part.

Distributions

The Preferred Shares Depositary will distribute all cash distributions or other cash distributions received in respect of the Preferred Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by us for the Preferred Shares. In the event that the calculation of such amount to be paid results in an amount which is a fraction of one cent, the amount the Preferred Shares Depositary shall distribute to such record holder shall be rounded to the next highest whole cent.

In the event of a distribution other than in cash, the Preferred Shares Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Preferred Shares Depositary determines (after consultation with us) that it is not feasible to make such distribution, in which case the Preferred Shares Depositary may (with our approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to 1/1000th of the liquidation preference accorded each Preferred Share.

Redemption

Whenever we redeem any Preferred Shares held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Depositary Shares representing the

Preferred Shares so redeemed. The Preferred Shares Depositary will publish a notice of redemption of the Depositary Shares containing the same type of information and in the same manner as our notice of redemption and will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the Preferred Shares and the Depositary Shares to the record holders of the Depositary Receipts. In case less than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be so redeemed shall be determined pro rata or by lot in a manner determined by the Board of Trustees.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Shares Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Preferred Shares Depositary as to the exercise of the voting rights pertaining to the number of Preferred Shares represented by such record holder’s Depositary Shares. The Preferred Shares Depositary will endeavor, insofar as practicable, to vote such Preferred Shares represented by such Depositary Shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the Preferred Shares Depositary in order to enable the Preferred Shares Depositary to do so. The Preferred Shares Depositary will abstain from voting any of the Preferred Shares to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

Withdrawal of Preferred Shares

Upon surrender of Depositary Receipts at the principal office of the Preferred Shares Depositary, upon payment of any unpaid amount due the Preferred Shares Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole Preferred Shares and all money and other property, if any, represented by such Depositary Shares. Partial Preferred Shares will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole Preferred Shares to be withdrawn, the Preferred Shares Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Shares thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

Amendment and Termination of Deposit Agreement

The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between us and the Preferred Shares Depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Preferred Shares Depositary to deliver to the holder the Preferred Shares and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by us or the Preferred Shares Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Shares in connection with any dissolution of the Company and such distribution has been made to all the holders of Depositary Shares.

Charges of Preferred Shares Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Preferred Shares Depositary in connection with the initial deposit of the Preferred Shares and the initial issuance of the Depositary Shares, and redemption of the Preferred Shares and all withdrawals of Preferred Shares by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Preferred Shares Depositary may refuse to transfer Depositary Shares, may withhold distributions and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

Miscellaneous

The Preferred Shares Depositary will forward to the holders of Depositary Receipts all reports and communications from us which are delivered to the Preferred Shares Depositary and which we are required to furnish to the holders of the Preferred Shares. In addition, the Preferred Shares Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Preferred Shares Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Preferred Shares Depositary as the holder of Preferred Shares.

Neither the Preferred Shares Depositary nor any Depositary’s Agent (as defined in the Deposit Agreement), nor the Registrar (as defined in the Deposit Agreement) nor the Company assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its gross negligence, willful misconduct or bad faith. Neither the Preferred Shares Depositary, any Depositary’s Agent, the Registrar nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The Company and the Preferred Shares Depositary are not obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or Preferred Shares unless reasonably satisfactory indemnity is furnished. The Company and the Preferred Shares Depositary may rely on written advice of counsel or accountants, on information provided by holders of Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Preferred Shares Depositary

The Preferred Shares Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary and its acceptance of such appointment. Such successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

ADDITIONAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of the taxation of the Company and the tax considerations relevant to shareholders generally, see “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus. The following is a summary of certain additional U.S. federal income tax considerations pertaining to the acquisition, ownership and disposition of the Depositary Shares and should be read in conjunction with the referenced sections in the accompanying prospectus. This discussion of additional considerations is general in nature and is not exhaustive of all possible U.S. federal income tax considerations, nor does the discussion address any state, local or foreign tax considerations. This discussion of additional considerations is based on current law and does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a prospective shareholder in light of its particular circumstances or to certain types of shareholders (including insurance companies, financial institutions, broker-dealers, tax exempt investors, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under U.S. federal income tax law. We have not requested and will not request a ruling from the Internal Revenue Service (the “Service”) with respect to any of the U.S. federal income tax issues discussed below or in the accompanying prospectus. Prospective investors should consult, and must depend on, their own tax advisors regarding the U.S. federal, state, local, foreign and other tax consequences of holding and disposing of the Depositary Shares.

Taxation of Holders of Depositary Shares

General.    Owners of the Depositary Shares will be treated for U.S. federal income tax purposes as if they were owners of the Preferred Shares represented by such Depositary Shares. Accordingly, such owners will take into account, for U.S. federal income tax purposes, income to which they would be entitled if they were holders of such Preferred Shares. See “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus. Withdrawals of Preferred Shares for Depositary Shares are not taxable events for U.S. federal income tax purposes.

Distributions; Withholding.    For a discussion of the taxation of the Company, the treatment of distributions with respect to shares of the Company, and the withholding rules, see “Material U.S. Federal Income Tax Considerations—Taxation of Public Storage as a REIT,” “—Taxation of U.S. Shareholders,” “—U.S. Taxation of Non-U.S. Shareholders” and “—Information Reporting and Backup Withholding Tax Applicable to Shareholders” in the accompanying prospectus. In determining the extent to which a distribution on the Depositary Shares constitutes a dividend for U.S. federal income tax purposes, the earnings and profits of the Company will be allocated first to distributions with respect to the Preferred Shares and all other series of Preferred Shares, and second to distributions with respect to Common Shares of the Company.

Sale or Exchange of Depositary Shares.    Upon the sale, exchange or other disposition of Depositary Shares to a party other than the Company, a holder of Depositary Shares will realize capital gain or loss measured by the difference between the amount realized on the sale, exchange or other disposition of the Depositary Shares and such shareholder’s adjusted tax basis in the Depositary Shares (provided the Depositary Shares are held as a capital asset). For a discussion of capital gain taxation see “Material U.S. Federal Income Tax Considerations—Taxation of U.S. Shareholders” and “—U.S. Taxation of Non-U.S. Shareholders” in the accompanying prospectus.

Redemption of Depositary Shares.    Whenever the Company redeems any Preferred Shares held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed. The treatment to a holder of Depositary Shares accorded to any redemption by the Company (as distinguished from a sale, exchange or other disposition) of Preferred Shares held by the Preferred Shares Depositary and corresponding redemption of Depositary Shares can only be determined on the basis of particular facts as to the holder of Depositary Shares at the time of redemption. In general, a holder of Depositary Shares will recognize capital gain or loss measured by the difference between the amount received upon the redemption and the holder of the Depositary Shares’ adjusted tax basis in the Depositary Shares redeemed (provided the Depositary Shares are held as a capital asset) if such redemption (i) results in a “complete termination” of a holder’s interest in all classes of stock of the

Company under Section 302(b)(3) of the Code or (ii) is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any Depositary Shares owned by the holder, but also such holder’s ownership of Common Shares, equity shares, other series of preferred shares and any options (including shares purchase rights) to acquire any of the foregoing. The holder also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If a particular holder of Depositary Shares owns (actually or constructively) no Common Shares or equity shares of the Company or an insubstantial percentage of the outstanding Common Shares, equity share or preferred shares of the Company, based upon current law, it is probable that the redemption of Depositary Shares from such a holder would be considered “not essentially equivalent to a dividend.” However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a holder of Depositary Shares intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.

If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the Depositary Shares will be treated as a distribution on the Depositary Shares as described under “Material U.S. Federal Income Tax Considerations—Taxation of U.S. Shareholders” and “—U.S. Taxation of Non-U.S. Shareholders” in the accompanying prospectus. If the redemption is taxed as a distribution, the holder’s adjusted tax basis in the redeemed Depositary Shares will be transferred to any other shareholdings of the holder of Depositary Shares in the Company. If the holder of Depositary Shares owns no other shares of beneficial interest in the Company, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

However, notwithstanding the foregoing, the IRS has proposed Treasury Regulations that would require the basis reduction associated with a redemption that is taxed as a distribution to be applied on a “share-by-share” basis, which could result in taxable income with respect to some shares, even though the holder’s aggregate basis in its shares would be sufficient to absorb the entire redemption distribution. In addition, as a general matter, these proposed Treasury Regulations would not permit the transfer of basis in the redeemed shares to the remaining shares held (directly or indirectly) by the redeemed holder. Instead, the unrecovered basis in our preferred shares would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury Regulations would be effective for transactions that occur after the date the regulations are published as final Treasury Regulations. There can, however, be no assurance as to whether, when, and in what particular form such proposed Treasury Regulations will ultimately be finalized.

The following discussion should replace in its entirety and supersede the discussion comprised by paragraph number 8 under the heading “Material U.S. Federal Income Tax Considerations—Taxation of Public Storage as a REIT—Taxation” in the accompanying prospectus.

8. If we acquire any assets from a non-REIT “C” corporation in a carry-over basis transaction, we would be liable for corporate income tax, at the highest applicable corporate rate for the “built-in gain” with respect to those assets if we disposed of those assets within 10 years after they were acquired. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT “C” corporation’s interest in the partnership. The results described in this paragraph assume that the non-REIT “C” corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us. The IRS has issued Treasury Regulations that generally exclude from the application of this built-in gains tax any gain from the sale of property acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code. We also have acquired assets in carryover basis merger transactions with a number of REITs. If any such acquired REIT failed to qualify as a REIT at the time of its merger into us, it would have been a non-REIT “C” corporation and we also would be liable for tax liabilities inherited from it.

The following discussion should replace in its entirety and supersede the paragraph under the heading “Material U.S. Federal Income Tax Considerations—Taxation of U.S. Shareholders—New Legislation Relating to Foreign Accounts” in the accompanying prospectus.

Foreign Accounts. Certain payments made after June 30, 2013 (i.e., on or after July 1, 2014) to “foreign financial institutions” in respect of accounts of U.S. shareholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. shareholders should consult their tax advisors regarding the effect, if any, of these withholding provisions on their ownership and disposition of their shares. See “—U.S. Taxation of Non-U.S. Shareholders—Withholding on Payments to Certain Foreign Entities.”

The following discussion should replace in its entirety and supersede the discussion under the heading “Material U.S. Federal Income Tax Considerations— U.S. Taxation of Non-U.S. Shareholders—Withholding on Payments to Certain Foreign Entities” in the accompanying prospectus.

Withholding on Payments to Certain Foreign Entities. The Foreign Account Tax Compliance Act (“FATCA”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied.

On January 17, 2013, final regulations under FATCA were published. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA.

Under delayed effective dates provided for in the final regulations and subsequent guidance, the required withholding does not begin until July 1, 2014 with respect to dividends on our shares, and January 1, 2017 with respect to gross proceeds from a sale or other disposition of our shares.

If withholding is required under FATCA on a payment related to our shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to each underwriter, the number of Depositary Shares set forth opposite the underwriter’s name.

Underwriters	Number of Depositary Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the Depositary Shares if they purchase any of the Depositary Shares.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to                  additional Depositary Shares. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, the underwriters must purchase the full number of additional Depositary Shares.

We intend to apply to have our Depositary Shares listed on the NYSE. If the application is approved, trading of the Depositary Shares on the NYSE is expected to begin within 30 days following the initial delivery of the Depositary Shares. The underwriters have advised us that they intend to make a market in the Depositary Shares prior to the commencement of trading on the NYSE. The underwriters will have no obligation to make a market in the Depositary Shares, however, and may cease market making activities, if commenced, at any time.

Public Storage will pay an underwriting discount of $             per Depositary Share for retail orders and an underwriting discount of $         per Depositary Share for certain institutional orders. The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering based on an average weighted underwriting discount for retail and institutional sales. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Depositary Shares.

	No Exercise	Full Exercise
Per Depositary Share	$	$
Total	$	$

Depositary Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Depositary Shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $         per Depositary Share ($         per Depositary Share in the case of sales to certain institutions). Any such securities dealers may resell any Depositary Shares purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to $         per Depositary Share (other than sales to certain institutions). If all the Depositary Shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

In connection with the offering the underwriters may purchase and sell Depositary Shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Depositary Shares in excess of the number of Depositary Shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Depositary Shares in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Depositary Shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of Depositary Shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC or Wells Fargo Securities, LLC repurchases Depositary Shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline on the market price of the Depositary Shares. They may also cause the price of the Depositary Shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue any of them at any time.

We expect to deliver the securities against payment in New York City on or about the expected settlement date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement and of the pricing of securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Depositary Shares on the date of the prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the Depositary Shares initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

We estimate that our portion of the total expenses (excluding the underwriting discount) of this offering will be approximately $                    .

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The lenders under our revolving credit facility include Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley Bank, an affiliate of Morgan Stanley & Co. LLC; UBS Loan Finance LLC, an affiliate of UBS Securities LLC; and Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC. Wells Fargo Bank, National Association is agent of the facility and also a lender under the revolving credit facility.

Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, is the lender under our term loan and will receive any amount outstanding under our term loan that is repaid with the net proceeds of this offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Certain legal matters relating to the Preferred Shares and Depositary Shares will be passed upon for us by Hogan Lovells US LLP, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented us and our affiliates on unrelated matters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Prospectus

Public Storage

Common Shares of Beneficial Interest

Preferred Shares of Beneficial Interest

Equity Shares of Beneficial Interest

Depositary Shares

Warrants

Debt Securities

Units

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a delayed or continuous basis. In addition, selling securityholders to be identified from time to time in a prospectus supplement may sell our securities that they own. We will not receive any of the proceeds from the sale of our securities by selling securityholders.

We will provide the specific terms of any offered securities in supplements to this prospectus and other filings with the Securities and Exchange Commission. You should read this prospectus and the supplements carefully before you invest.

Our common shares of beneficial interest are listed and traded on the New York Stock Exchange under the symbol “PSA.”

Our principal executive offices are located at 701 Western Avenue, Glendale, California, 91201-2349, and our telephone number there is (818) 244-8080.

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

June 4, 2013

You should rely only on the information contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

(i)

(ii)

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we or any selling securityholder to be named in a prospectus supplement may sell from time to time an unlimited amount of our common shares of beneficial interest, preferred shares of beneficial interest, equity shares, depositary shares, warrants and debt securities, in any combination. This prospectus provides a general description of the securities that we or any selling securityholder may offer. Each time we or any selling securityholder offers any of the types of securities described in this prospectus, we will prepare and distribute a prospectus supplement that will contain a description of the specific terms of the securities being offered and of the offering. The prospectus supplement also may supplement the information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before purchasing any securities.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “the Company,” “we,” “us,” “our” and similar references mean Public Storage and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and are required to file annual, quarterly and special reports with the Securities and Exchange Commission (the “SEC”). You may read and copy any of these documents at the SEC public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You may telephone the SEC at 1-800-SEC-0330 for further information on SEC public reference facilities. The SEC also maintains a website at http://www.sec.gov that contains the reports, proxy and information statements and other information that we and other registrants file electronically with the SEC. You also can inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is a part of a registration statement on Form S-3 filed with the SEC to register offers and sales of the securities described in this prospectus under the Securities Act of 1933, as amended. The registration statement contains additional information about us and the securities. You may obtain the registration statement and its exhibits from the SEC as indicated above or from us.

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose that information to you by referring in this prospectus to the documents we file with the SEC. Under SEC regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below. We incorporate into this prospectus by reference the following documents filed with the SEC by us, each of which should be considered an important part of this prospectus:

SEC Filing	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2012 (filed by Public Storage on February 26, 2013)

Quarterly Report on Form 10-Q	Quarter ended March 31, 2013 (filed by Public Storage on May 10, 2013)

Current Reports on Form 8-K	Filed by Public Storage on January 8, 2013, March 5, 2013, and May 10, 2013 (solely in respect of information filed pursuant to Item 5.07 therein)

SEC Filing	Period Covered or Date of Filing

Description of our common shares of beneficial interest contained in our Current Report on Form 8-K(12B), filed June 6, 2007, as supplemented by the description contained in this prospectus

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information furnished to the SEC)

After the date of this prospectus and before the termination of the offering

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

Investor Services Department

Public Storage

701 Western Avenue

Glendale, California 91201-2349

Telephone:	(800) 421-2856
(818) 244-8080
Facsimile:	(818) 241-0627

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements, including those identified by the words “expects,” “believes,” “anticipates,” “should,” “estimates,” “may,” “will,” “seeks,” “intends,” “plans,” “pro forma,” or the negative of these words and phrases or similar expressions that convey the uncertainty of future events or outcomes. Discussions of strategy, plans or intentions also include forward-looking statements. Forward-looking statements are subject to risks and uncertainties which may cause our actual results to differ significantly from those expressed or implied in the forward-looking statements. Factors that may impact future results and performance are described in our Annual Report on Form 10-K for the year ended December 31, 2012 and our future filings with the SEC.

These factors, as well as changes in the real estate markets and the general economy, could cause future events and actual results to differ materially from those set forth or contemplated in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in the incorporated documents might not occur and actual results could be substantially different than expected.

THE COMPANY

We are a fully integrated, self-administered and self-managed real estate investment trust, or REIT, that primarily acquires, develops, owns and operates storage facilities. Our storage properties are located in 38 states and seven Western European nations. As of March 31, 2013, we had interests in 2,080 storage facilities with approximately 133 million net rentable square feet in the United States and 188 storage facilities with approximately 10 million net rentable square feet in Europe. We also own a 41% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28.2 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at March 31, 2013.

We elected to be taxed as a REIT beginning with our 1981 taxable year. So long as we continue to qualify as a REIT, we will not be taxed, with certain limited exceptions, on the net income that we distribute currently to our shareholders. We were incorporated in California in 1980 and reorganized as a Maryland real estate investment trust in June 2007. Our principal executive offices are located at 701 Western Avenue, Glendale, California 91201-2349. Our telephone number is (818) 244-8080.

RISK FACTORS

Before investing in any of our securities, you should carefully consider the risks disclosed in the documents incorporated by reference in this prospectus and any applicable prospectus supplement.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities described in this prospectus to make investments in self-storage facilities, including development, interests in partnerships and other entities and mortgage loans, and for general corporate purposes, including repayment of debt and the redemption of outstanding securities. Pending application, we may invest the net proceeds in short-term, interest-bearing securities.

We will not receive proceeds from any sales of our securities by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS

We compute our ratio of earnings to combined fixed charges and preferred distributions by dividing our earnings by the sum of our fixed charges and preferred share distributions. We compute our ratio of earnings to fixed charges by dividing our earnings by our fixed charges. Earnings consist of net income before interest expense and noncontrolling interests that have fixed charges.

	Three Months Ended March 31 (a)		Year Ended December 31 (a)
	2013	2012	2012	2011	2010	2009	2008
Ratio of earnings to combined fixed charges and preferred distributions, including the impact of Codification Section 260-10-S99-2 (b)	4.07x	2.50x	3.29x	2.95x	2.57x	4.14x	3.77x
Ratio of earnings to fixed charges	52.62x	39.72x	46.79x	34.17x	23.31x	26.29x	22.42x

(a)	Net earnings excludes discontinued operations.
(b)	Financial Accounting Standards Board Accounting Standards Codification (the “Codification”) Section 260-10-S99-2, “The Effect on the Calculation of Earnings per Share for the Redemption or the Induced Conversion of Preferred Stock” provides, among other things, that any excess of (1) the fair value of the consideration transferred to the holders of preferred stock redeemed over (2) the carrying amount of the preferred stock should be subtracted from net earnings to determine net earnings available to common shareholders in the calculation of earnings per share. At the July 31, 2003 meeting of the EITF, the Securities and Exchange Commission Observer clarified that for purposes of applying EITF Topic D-42, the carrying amount of the preferred stock should be reduced by the issuance costs of the preferred stock, regardless of where in the stockholders’ equity section those costs were initially classified on issuance. This ratio reflects the SEC Observer’s clarification.

DESCRIPTION OF COMMON SHARES

Common Shares

We are authorized to issue up to 650,000,000 common shares of beneficial interest, par value $0.10 per share. At May 30, 2013, we had outstanding 172,000,659 common shares.

The following description of our common shares sets forth certain general terms and provisions of our common shares to which any prospectus supplement may relate, including a prospectus supplement providing that common shares will be issuable upon conversion of other securities or upon the exercise of warrants. The statements below describing our common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Holders of our common shares will be entitled to receive distributions when, as and if declared by our board of trustees, out of funds legally available for distribution. If we fail to pay distributions on our outstanding preferred shares of beneficial interest, generally we may not pay distributions on or repurchase our common shares. If we were to liquidate, dissolve or wind up our affairs, holders of common shares will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding preferred shares. Holders of common shares have no preemptive rights, which means they have no right to acquire any additional common shares that we may issue at a later date. The common shares will be, when issued, fully paid and nonassessable.

The holders of our common shares are entitled to cast one vote for each share on all matters presented to our holders for a vote. Our declaration of trust permits cumulative voting for the election of trustees, subject to compliance with the advance notice requirements for the exercise of cumulative voting rights that are set forth in our bylaws. Cumulative voting means that each holder of our common shares is entitled to cast as many votes as there are trustees to be elected multiplied by the number of common shares registered in his or her name. A holder of our common shares that provides us with notice of its intention to cumulate votes (due at the same time each year as a shareholder proposal made pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended) may cumulate the votes for trustees by casting all of the votes for one candidate or by distributing the votes among as many candidates as he or she chooses.

The rights, preferences and privileges of holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred shares or equity shares of beneficial interest which are outstanding or which we may designate and issue in the future. See “Description of Preferred Shares” and “Description of Equity Shares.”

Ownership Limitations

To qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.

To maintain our qualification as a REIT, our declaration of trust provides that:

•

no person, other than an excepted holder or a designated investment entity (each as defined in our declaration of trust and as described below), may own directly or indirectly, or be deemed to own by virtue of the attribution provisions of the Code, more than 3%, in value or number, whichever is more restrictive, of the outstanding shares of any class or series of common shares;

•

no person, other than a designated investment entity or an excepted holder (each as defined in our declaration of trust and as described below), may own directly or indirectly, or be deemed to own through attribution, more than 9.9% in value or number, whichever is more restrictive, of the outstanding shares of any class or series of preferred shares, or equity shares;

•

no excepted holder, which means certain members of the Hughes family, certain trusts established for the benefit of members of the Hughes family, certain related entities, as well as persons whose ownership of shares would cause members of the Hughes family to be deemed to own shares pursuant to application attribution rules under the Code, may own directly or indirectly common shares if, under the applicable tax attribution rules of the Code, any single excepted holder who is treated as an individual would own more than 35.66%, in value or number, whichever is more restrictive, of any class or series of the outstanding common shares, any two excepted holders treated as individuals would own more than 38.66%, in value or number, whichever is more restrictive, of any class or series of the outstanding common shares, any three excepted holders treated as individuals would own more than 41.66%, in value or number, whichever is more restrictive, of any class or series of the outstanding common shares, any four excepted holders treated as individuals would own more than 44.66%, in value or number, whichever is more restrictive, of any class or series of the outstanding common shares, or any five excepted holders treated as individuals would own more than 47.66%, in value or number, whichever is more restrictive, of any class or series of the outstanding common shares;

•

no excepted holder, as described above, may own directly or indirectly, or be deemed to own through attribution, more than 15% in value or number, whichever is more restrictive, of the outstanding shares of any class or series of equity shares; there is no special limit specifically applicable to preferred shares except the general ownership limit;

•

no designated investment entity may acquire or hold, directly or indirectly (or through attribution), shares in excess of the designated investment entity limit of 9.9%, in value or number, whichever is more restrictive, of the outstanding shares of any class or series of common shares;

•	a designated investment entity may acquire or hold, directly or indirectly (or through attribution), 100% of the outstanding shares of any class or series of preferred shares or equity shares;

•

no person shall actually or beneficially own our shares to the extent that such ownership would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT at any time; and

•	no person shall transfer our shares if such transfer would result in our shares being owned by fewer than 100 persons at any time.

The excepted holder limit has been established in light of the fact that the Hughes family and certain related trusts and entities own approximately 15.8% of our common shares outstanding at June 3, 2013, and have the right to acquire additional shares up to 35.66% of our outstanding common shares. The excepted holder limit allows excepted holders, defined in our declaration of trust to include certain members of the Hughes family, certain trusts established for the benefit of members of the Hughes family and certain related entities, to own up to 47.66% of the outstanding shares of any class or series of common shares, so long as no one individual excepted holder would own in excess of 35.66% of the outstanding shares of any such class or series. We believe that the excepted holder limit will not jeopardize our status as a REIT because no five excepted holders can own more than 47.66% of any class or series of our outstanding common shares and, thus, we will be in compliance with the REIT qualification requirement prohibiting five or fewer individuals from owning more than 50% of the value of our outstanding shares.

Our declaration of trust defines a “designated investment entity” as:

1. an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Code;

2. an entity that qualifies as a regulated investment company under Section 851 of the Code; or

3. an entity (referred to in our declaration of trust as a “qualified investment manager”) that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Securities Exchange Act of 1934, as amended; and (iii) has or shares voting power and investment power under the Securities Exchange Act of 1934, as amended;

so long as each beneficial owner of such entity, or in the case of a qualified investment manager holding shares solely for the benefit of its customer account holders, the individual account holders of the accounts managed by such entity, would satisfy the 3% common share or 9.9% preferred share or equity share ownership limit, as applicable, if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

Under our declaration of trust, the board of trustees may, in its sole and absolute discretion, exempt a shareholder that is not an individual from the 3% ownership limit for common shares, the 9.9% ownership limit for preferred and equity shares, or the ownership limit for common shares applicable to designated investment entities, if such shareholder provides information and makes representations to the board of trustees that are satisfactory to the board of trustees, in its sole and absolute discretion, to establish that such person’s ownership in excess of the applicable ownership limit would not jeopardize our qualification as a REIT. The board of trustees has from time to time granted waivers to such persons.

Any person who acquires or attempts or intends to acquire actual/or beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as the board of trustees may request in order to determine the effect of such transfer on our status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then our declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing our shares will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares, including common shares, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as the board of trustees may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the various ownership limitations. In addition, each shareholder shall upon demand be required to provide to the board of trustees such information as the board of trustees may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

DESCRIPTION OF PREFERRED SHARES

We are authorized to issue up to 100,000,000 preferred shares of beneficial interest, par value $0.01 per share. At June 3, 2013, we had outstanding 142,500 preferred shares. Our declaration of trust provides that preferred shares may be issued from time to time in one or more series and gives our board of trustees broad authority to fix the distribution and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred shares. Holders of preferred shares have no preemptive rights. The preferred shares will be, when issued, fully paid and nonassessable.

Although the issuance of preferred shares with special voting rights (or common shares) could be used to deter attempts to obtain control of us in transactions not approved by our board of trustees, we have no present intention to issue shares for that purpose.

Outstanding Preferred Shares

At June 3, 2013, we had outstanding 10 series of preferred shares. Each series (1) has a stated value of $25.00 per share or depositary share as applicable, (2) provides for cumulative quarterly distributions calculated as a percentage of the stated value (ranging from 5.200% to 6.875% per year) in preference to the holders of common shares and any other equity shares ranking junior to such preferred shares as to payment of distributions, and (3) is subject to redemption after a specified date, in whole or in part, at our option at a cash redemption price of $25.00 per share or depositary share as applicable, plus accrued and unpaid distributions.

If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of our preferred shares will be entitled to receive out of our assets available for distribution to shareholders, before any assets are distributed to holders of our common shares or any other shares of beneficial interest ranking junior to our preferred shares, liquidating distributions equal to $25.00 per share or depositary share, plus all accrued and unpaid distributions.

Except as expressly required by law and in certain other limited circumstances, holders of our preferred shares are not entitled to vote. Our board of trustees will not, without the consent of holders of at least 66 2/3% of the outstanding preferred shares, voting as a single class, authorize another class of shares senior to our preferred shares.

Ownership Limitations

For a discussion of the ownership limitations that apply to preferred shares, see “Description of Common Shares—Ownership Limitations.”

Future Series of Preferred Shares

Below is a description of some general terms and provisions of our preferred shares which may be specified in a prospectus supplement. The statements below describing our preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust (including the applicable form of articles supplementary relating to the particular series of preferred shares) and bylaws.

You should read the prospectus supplement relating to the series of preferred shares being offered for specific terms, including:

(1) the title and stated value of that series of our preferred shares;

(2) the number of preferred shares being offered, the liquidation preference per share and the offering price of that series of our preferred shares;

(3) the distribution rate, period and payment date or method of calculation applicable to that series of our preferred shares;

(4) the date from which distributions on that series of our preferred shares accumulates, if applicable;

(5) the provision for a sinking fund, if any, for that series of our preferred shares;

(6) the provision for redemption, if applicable, of that series of our preferred shares;

(7) any listing of that series of our preferred shares on any securities exchange;

(8) the terms and conditions, if applicable, upon which that series of our preferred shares will be convertible into common shares, including the conversion price (or manner of calculation);

(9) the voting rights, if any, of that series of our preferred shares;

(10) any other specific terms, preferences, rights, limitations or restrictions of that series of our preferred shares;

(11) the relative ranking and preferences of that series of our preferred shares as to distribution rights and rights upon liquidation, dissolution or winding up of our affairs; and

(12) any limitations on issuance of any series of preferred shares ranking senior to or on a parity with that series of preferred shares as to distribution rights and rights upon liquidation, dissolution or winding up of our affairs.

Ranking. The ranking of the offered series of our preferred shares will be set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, our preferred shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of our affairs, rank:

(1) senior to the common shares, any additional class of common shares, existing and future equity shares and any future series of preferred shares ranking junior to our preferred shares;

(2) on a parity with all preferred shares previously issued by us the terms of which specifically provide that the preferred shares rank on a parity with the preferred shares being offered; and

(3) junior to all preferred shares previously issued by us the terms of which specifically provide that the preferred shares rank senior to the preferred shares being offered.

Distributions. Holders of preferred shares of a particular series are entitled to receive, when, as and if declared by our board of trustees, out of our assets legally available for payment, cash distributions at the respective rates and on the respective dates as set forth in the articles supplementary relating to such series. Each distribution will be payable to holders of record as they appear on our share transfer books on the record dates fixed by our board of trustees.

Distributions on any series of preferred shares being offered may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. Any distribution made on shares of a series of cumulative preferred shares will first be credited against the earliest accrued but unpaid distribution due with respect to shares of the series which remains payable. If our board of trustees fails to declare a distribution on a distribution payment date on any series of the preferred shares for which distributions are non-cumulative, the holders of the series of the preferred shares will have no right to receive a distribution in respect of the distribution period ending on that distribution payment date, and we will have no obligation to pay the distribution accrued for the period, whether or not distributions on that series are declared payable on any future distribution payment date.

No distributions (other than in common shares or other equity shares ranking junior to the preferred shares of any series as to distributions and upon liquidation) will be declared or paid or set aside for payment (nor will any other distribution be declared or made upon our common shares, or any of our other equity shares ranking junior to or on a parity with the preferred shares of the series as to distributions or upon liquidation), nor will any common shares or any other of our equity shares ranking junior to or on a parity with the preferred shares of the series as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares) by us (except by conversion into or exchange for our other equity shares ranking junior to the preferred shares of the series as to distributions and upon liquidation) unless:

(1) if the series of preferred shares has a cumulative distribution, full cumulative distributions on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum set apart for payment for all past distribution periods and the then current distribution period; and

(2) if the series of preferred shares does not have a cumulative distribution, full distributions on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum set apart for payment for the then current distribution period.

Any distribution payment made on shares of a series of cumulative preferred shares being offered will first be credited against the earliest accrued but unpaid distribution due with respect to shares of the series which remains payable.

Redemption. The preferred shares will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case to the extent set forth in the prospectus supplement relating to the series. The preferred shares also will be subject to redemption at our option, in whole or in part, if the board of trustees determines in good faith that such redemption is necessary to maintain our status as a REIT for tax purposes.

The prospectus supplement relating to a series of preferred shares being offered that is subject to mandatory redemption will specify the number of shares of that series that will be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which will not, if shares of that series do not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash, securities or other property, as specified in the applicable prospectus supplement.

Notwithstanding the foregoing, no preferred shares of any series being offered will be redeemed and we will not purchase or otherwise acquire directly or indirectly any preferred shares of that series (except by conversion into or exchange for equity shares of us ranking junior to the preferred shares of that series as to distributions and upon liquidation) unless all outstanding preferred shares of that series are simultaneously redeemed unless, in each case:

(1) if that series of preferred shares has a cumulative distribution, full cumulative distributions on the preferred shares of that series will have been or contemporaneously are declared and paid or declared and a sum sufficient for payment for all past distribution periods and the then current distribution period is set apart; and

(2) if that series of preferred shares does not have a cumulative distribution, full distributions on the preferred shares of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for payment for the then current distribution period is set apart; provided, however, that we may acquire preferred shares of the series under a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of the series.

If fewer than all of the outstanding preferred shares of any series being offered are to be redeemed, the number of shares to be redeemed will be determined by us and these shares may be redeemed pro rata from the holders of record of these shares in proportion to the number of these shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on our share transfer books. Each notice will state:

(1) the redemption date;

(2) the number of shares and series of our preferred shares to be redeemed;

(3) the redemption price;

(4) the place or places where certificates for such preferred shares are to be surrendered for payment of the redemption price; and

(5) that distributions on our preferred shares to be redeemed will cease to accrue on the redemption date.

If fewer than all our preferred shares of any series are to be redeemed, the notice mailed to each holder will also specify the number of preferred shares to be redeemed from the holder and, upon redemption, a new certificate will be issued representing the unredeemed shares without cost to the holder. To facilitate the redemption of preferred shares, our board of trustees may fix a record date for the determination of preferred shares to be redeemed. The record date may not be less than 30 or more than 60 days before the date fixed for redemption.

If notice has been given as provided above, unless we default in providing funds for the payment of the redemption price on that date, then from and after the redemption date all distributions on our preferred shares called for redemption will cease. From and after the redemption date, unless we default, all rights of the holders of our preferred shares of such series, except the right to receive the redemption price (but without interest), will cease.

Subject to applicable law and the limitation on purchases when distributions on preferred shares are in arrears, we may, at any time and from time to time, purchase any preferred shares in the open market, by tender or by private agreement.

Liquidation Preference. If we voluntarily or involuntarily liquidate, dissolve or wind-up our affairs, then, before we make any distribution or payment to the holders of any common shares or any other class or series of shares of beneficial interest ranking junior to our preferred shares in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each series of preferred shares will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable articles supplementary relating to such series), plus an amount equal to all accrued and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. In the event that, upon the voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of any series and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest ranking on a parity with our preferred shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred shares and all other such classes or series of shares of beneficial interest will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to our preferred shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For these purposes, our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up.

Voting Rights. Holders of our preferred shares have no voting rights, except as set forth below or as otherwise expressly required by law or as indicated in the applicable articles supplementary.

If six quarterly distributions payable on any series of preferred shares are in default (whether or not declared or consecutive), the holders of all the series of preferred shares, voting as a single class with all other series of preferred shares upon which similar voting rights have been conferred and are exercisable, will be entitled to elect two additional trustees until all distributions in default have been paid or declared and set apart for payment.

The right to vote separately to elect trustees will, when vested, be subject, always, to the same provisions for vesting of the right to elect trustees separately in the case of future distribution defaults. At any time when the right to elect trustees separately has vested, we may, and upon the written request of the holders of record of not less than 10% of our total number of preferred shares then outstanding will, call a special meeting of shareholders for the election of trustees. In the case of the written request, a special meeting will be held within 90 days after the delivery of the request and, in either case, at the place and upon the notice provided by law and in the bylaws. However, we will not be required to call a special meeting if the request is received less than 120 days before the date fixed for the next annual meeting of shareholders, and the holders of all classes of outstanding preferred shares are offered the opportunity to elect the trustees (or fill any vacancy) at the annual meeting of shareholders. Trustees so elected will serve until the next annual meeting of shareholders or until their respective successors are elected and qualify. If, before the end of the term of any trustee so elected, a vacancy in the office of the trustee occurs, during the continuance of a default by reason of death, resignation, or disability, the vacancy will be filled for the unexpired term of the former trustee by the appointment of a new trustee by the remaining trustee or trustees so elected.

The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding preferred shares of each series will be required to amend or repeal any provision of, or add any provision to, our declaration of trust, including the articles supplementary, if this action would adversely alter or change the rights, preferences or privileges of the series of preferred shares.

Our board of trustees will not, without the consent of holders of at least 66 2/3% of the outstanding preferred shares, voting as a single class, authorize another class of shares of beneficial interest senior to our preferred shares. No consent or approval of the holders of any series of preferred shares will be required for the issuance from authorized but unissued preferred shares of other preferred shares of any series ranking on a parity with or junior to our preferred shares in question, or senior to a series of preferred shares expressly made junior to that series of preferred shares as to payment of distributions and distribution of assets, including other preferred shares of the same series.

These voting provisions will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required is effected, all outstanding preferred shares of the series had been redeemed or called for redemption upon proper notice and sufficient funds had been deposited in trust to effect the redemption.

Conversion Rights. The terms and conditions, if any, upon which shares of any series of preferred shares being offered are convertible into common shares will be set forth in the applicable prospectus supplement. The terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred shares or automatically upon the occurrence of certain events, the events requiring an adjustment of the conversion price and provisions affecting conversion if we redeem the preferred shares.

DESCRIPTION OF EQUITY SHARES

We are authorized to issue up to 100,000,000 equity shares of beneficial interest, par value $.01 per share. Our declaration of trust provides that the equity shares may be issued from time to time in one or more series and gives the board of trustees broad authority to fix the distribution, conversion and voting rights, redemption provisions and liquidation rights of each series of equity shares. Holders of equity shares have no preemptive rights. The equity shares will be, when issued, fully paid and nonassessable. We had no equity shares outstanding as of June 3, 2013,

The issuance of equity shares with special voting rights could be used to deter attempts by a single shareholder or group of shareholders to obtain control of us in transactions not approved by our board of trustees. We have no intention to issue equity shares for these purposes.

Ownership Limitations

For a discussion of the ownership limitations that apply to equity shares, see “Description of Common Shares—Ownership Limitations.”

Future Series of Equity Shares

Below is a description of some general terms and provisions of our equity shares which may be specified in a prospectus supplement. The statements below describing the equity shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust (including the applicable form of articles supplementary relating to the particular series of equity shares) and bylaws.

You should read the prospectus supplement relating to the equity shares being offered for specific terms, including:

(1) the designation of that series of equity shares;

(2) the number of shares of that series of equity shares offered, the liquidation rights and the offering price of that equity shares;

(3) the distribution rate, period and payment date or method of calculation applicable to that series of equity shares;

(4) the provision for redemption, if applicable, of that series of equity shares;

(5) any listing of that series of equity shares on any securities exchange;

(6) the terms and conditions, if applicable, upon which that series of equity shares will be convertible into common shares, including the conversion price (or manner of calculation);

(7) the voting rights, if any, of that series of equity shares;

(8) any other specific terms, rights, limitations or restrictions of that series of equity shares; and

(9) the relative ranking of that series of equity shares as to distribution rights and rights if we liquidate, dissolve or wind-up our affairs.

Ranking. Unless otherwise specified in the applicable prospectus supplement, equity shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of our affairs, rank on a parity with the common shares.

Distributions. Holders of equity shares of each series being offered will be entitled to receive, when, as and if declared by our board of trustees, out of our assets legally available for payment, cash distributions at the rates and on the dates set forth in the applicable prospectus supplement. Each distribution will be payable to holders of record as they appear on our share transfer books on the record dates fixed by our board of trustees. Unless otherwise specified in the applicable prospectus supplement, distributions on equity shares will be non-cumulative.

Redemption. The equity shares will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case to the extent set forth in the applicable prospectus supplement.

The prospectus supplement relating to a series of equity shares being offered that is subject to mandatory redemption will specify the number of shares of that series that we must redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions (which will not, if that series does not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash, securities or other property, as specified in the applicable prospectus supplement.

If fewer than all of the outstanding equity shares of any series offered are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of equity shares of any series to be redeemed at the address shown on our share transfer books. Each notice will state:

(1) the redemption date;

(2) the number of shares and series of the equity shares to be redeemed;

(3) the redemption price;

(4) the place or places where certificates for shares of that series are to be surrendered for payment of the redemption price;

(5) that distributions on the shares to be redeemed will cease to accrue on the redemption date; and

(6) the date upon which the holder’s conversion rights, if any, as to those shares terminate.

If fewer than all the shares of equity shares of any series are to be redeemed, the notice mailed to each holder will also specify the number of shares of equity shares to be redeemed from the holder and, upon redemption, a new certificate will be issued representing the unredeemed shares without cost to the holder. To facilitate the redemption of equity shares, our board of trustees may fix a record date for the determination of equity shares to be redeemed. The record date may not be less than 30 or more than 60 days before the date fixed for redemption.

If notice has been given as provided above, unless we default in providing funds for the payment of the redemption price on that date, then from and after the redemption date all distributions on the equity shares called for redemption will cease. From and after the redemption date, unless we default, all rights of the holders of our equity shares, except the right to receive the redemption price (but without interest), will cease.

Liquidation Rights. If we voluntarily or involuntarily liquidate, dissolve or wind-up our affairs, then, before we make any distribution or payment to the holders of the equity shares or any other class or series of our equity shares ranking junior to any series of preferred shares in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each series of preferred shares will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, plus an amount equal to all accrued and unpaid distributions (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if the preferred shares does not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets.

If liquidating distributions have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other classes or series of shares ranking junior to the preferred shares upon liquidation, dissolution or winding up, including the equity shares, according to their respective rights and in each case according to their respective number of shares. For these purposes, our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up.

Unless otherwise specified in the applicable prospectus supplement, if we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of the equity shares will rank on a parity with the holders of the common shares, subject to any maximum or minimum distribution to holders of equity shares specified in the applicable prospectus supplement.

Voting Rights. Unless otherwise specified in the applicable prospectus supplement, holders of the equity shares will vote with holders of the common shares.

No consent or approval of the holders of any series of equity shares will be required for the issuance from our authorized but unissued shares of any series of equity shares including shares of the same series of equity shares.

Conversion Rights. The terms and conditions, if any, upon which shares of any series of equity shares being offered are convertible into common shares will be set forth in the applicable prospectus supplement. The terms will include the number of common shares into which the equity shares are convertible, the conversion price (or manner of calculation), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the equity shares or automatically upon the occurrence of certain events, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the series of equity shares.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer depositary shares, each of which will represent a fractional interest in a preferred share or equity share of a specified series as described in the applicable prospectus supplement. As of June 3, 2013, we had outstanding an aggregate of 142,500,000 depositary shares representing fractional interests in an aggregate of 142,500 outstanding preferred shares of various series. The preferred shares or equity shares represented by the depositary shares will be deposited with Computershare Trust Company, N.A. or another depositary named in the applicable prospectus supplement, under a deposit agreement, among the depositary, the holders of the depositary receipts and us. Depositary receipts, which evidence our depositary shares, will be credited in electronic form or delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and distribution disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement, our declaration of trust and the form of articles supplementary for the applicable series of preferred shares or equity shares.

Distributions

The depositary will distribute all cash or other cash distributions received in respect of the series of preferred shares or equity shares represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date, which will be the same date as the record date fixed by us for the applicable series of preferred shares or equity shares. The depositary, however, will distribute only an amount as can be distributed without attributing to any depositary share a fraction of one cent with any undistributed balance added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, in proportion, as nearly as may be practicable, to the number of depositary shares owned by those holders on the relevant record date, unless the depositary determines (after consultation with us) that it is not feasible to make the distribution. If this occurs, the depositary may (with our approval) sell the property and distribute the net proceeds from that sale to those holders or adopt another method of distribution as it deems equitable and appropriate.

Liquidation Rights

If we liquidate, dissolve or wind up our affairs, whether voluntarily or involuntarily, the holders of each depositary share will be entitled to the fraction of the liquidation amount accorded each share of the applicable series of preferred shares or equity shares, as set forth in the applicable articles supplementary.

Redemption

For all cases where series of preferred shares or equity shares represented by that series of depositary shares is redeemable, those depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred shares or equity shares held by the depositary. Whenever we redeem any preferred shares or equity shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing our preferred shares or equity shares so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of our preferred shares or equity shares and the depositary shares to the record holders of the depositary receipts.

Conversion

If the series of preferred shares or equity shares represented by the applicable series of depositary shares is convertible into a different class of our shares, the depositary shares will be also be convertible on the terms described in the applicable prospectus supplement.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the series of preferred shares or equity shares represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts as of the record date for that meeting. Each record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of preferred shares or equity shares represented by that record holder’s depositary shares. The depositary will then try, as far as practicable, to vote our preferred shares or equity shares represented by such depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any of our preferred shares or equity shares to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Shares or Equity Shares

Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the surrendering holder is entitled to delivery of the number of whole preferred shares or equity shares and all money and other property, if any, represented by those depositary shares. Partial preferred shares or equity shares will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole preferred shares or equity shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred shares or equity shares will not be entitled to deposit those shares under the deposit agreement or to receive depositary receipts evidencing depositary shares.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares of any series and any provision of the deposit agreement may at any time be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares of any series will not be effective unless that amendment has been approved by the holders of at least a majority of the depositary shares of that series then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing those depositary shares with instructions to the depositary to deliver to the holder our preferred shares or equity shares and all money and other property, if any, represented by the depositary receipt, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by the depositary or by us only if:

(1) all outstanding depositary shares have been redeemed; or

(2) there has been a final distribution in respect of our preferred shares or equity shares in connection with our liquidation, dissolution or winding up and the distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of our preferred shares or equity shares and the initial issuance of the depositary receipts, and redemption of our preferred shares or equity shares and all withdrawals of preferred shares or equity shares by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and those other charges as are provided in the deposit agreement to be for their accounts. In some circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt if the charges are not paid.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of our preferred shares or equity shares. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred shares or equity shares.

Neither the depositary nor we assume any obligation or liability under the deposit agreement to holders of depositary receipts other than for its or our negligence or willful misconduct. Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of the depositary’s duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares or equity shares unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give the information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

U.S. Federal Income Tax Considerations

Owners of the depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred shares or equity shares represented by those depositary shares. Accordingly, the owners will be entitled to take into account, for U.S. federal income tax purposes, income and deductions to which they would be entitled if they were holders of such preferred shares or equity shares. In addition:

(1) no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred shares or equity shares in exchange for depositary shares;

(2) the aggregate tax basis of the preferred or equity shares to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares being exchanged; and

(3) the holding period for preferred shares or equity shares in the hands of an exchanging owner of depositary shares will include the period during which that person owned those depositary shares.

DESCRIPTION OF WARRANTS

We have no warrants outstanding (other than options issued under our option plan). We may issue warrants for the purchase of common shares, preferred shares, equity shares or debt securities. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the applicable prospectus supplement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants being offered. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

(1) the title of those warrants;

(2) the aggregate number of those warrants;

(3) the price or prices at which those warrants will be issued;

(4) the class, series, number and terms of the common, preferred or equity shares purchasable upon exercise of those warrants;

(5) the designation and terms of the other shares, if any, with which those warrants are issued and the number of those warrants issued with each share;

(6) the date, if any, on and after which those warrants and the related common shares, preferred shares or equity shares, if any, will be separately transferable;

(7) the price at which each common, preferred or equity share purchasable upon exercise of those warrants may be purchased;

(8) the date on which the right to exercise those warrants will commence and the date on which that right expires;

(9) the minimum or maximum amount of those warrants which may be exercised at any one time; and

(10) any other terms of those warrants, including terms, procedures and limitations relating to the exchange and exercise of those warrants.

DESCRIPTION OF DEBT SECURITIES

The following descriptions of the debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the indenture, a form of which will be filed by amendment with the SEC as an exhibit to the registration statement of which this prospectus is a part or incorporated by reference in connection with the offering of securities. Any future supplemental indenture or similar document also will be so filed. You should read the indenture and any supplemental indenture or similar document because they, and not this description, define your rights as holder of our debt securities. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt (the “Senior Debt Securities”) or our subordinated debt securities (the “Subordinated Debt Securities”). The debt securities we offer will be issued under one or more indentures between us and a trustee, which may be the same trustee. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” or “OID,” because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title;

•	the aggregate principal amount;

•	whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•

the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities, including sinking fund or partial redemption payments;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

•

if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•

if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity, and the terms and conditions of any acceleration;

•	if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will set forth material U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.

Debt securities issued by us will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, except to the extent any such subsidiary guarantees or is otherwise obligated to make payment on such debt securities.

Unless otherwise provided in the applicable prospectus supplement, all securities of any one series need not be issued at the same time and may be issued from time to time without consent of any holder.

Senior Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt. We will set forth in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other equity shares or property of the Company. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price (or manner of calculation);

•	the conversion or exchange period;

•	provisions regarding the ability of the Company or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

Unless otherwise indicated in the applicable prospectus supplement, we will not be permitted to consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless (a) we will be the continuing corporation or (b) the successor corporation or person to which our assets are transferred or leased is an entity organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations on the debt securities and under the indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the indenture shall have occurred and be continuing. Subject to certain exceptions, when the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture, except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of the Company or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture, means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments when due;

•	failure to perform any other covenant for 60 days after notice that performance was required;

•	events of bankruptcy, insolvency or reorganization of the Company; or

•	any other Event of Default provided in the applicable resolution of our board of trustees or the supplemental indenture under which we issue series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. Unless otherwise indicated in the applicable prospectus supplement, an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

Unless otherwise indicated in the applicable prospectus supplement, an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Senior Debt Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Senior Debt Securities may declare the entire principal amount of all of the series of Senior Debt Securities due and payable immediately.

Similarly, unless otherwise indicated in the applicable prospectus supplement, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Subordinated Debt Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Subordinated Debt Securities may declare the entire principal amount of all of the series of Subordinated Debt Securities due and payable immediately.

If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of Senior Debt Securities or Subordinated Debt Securities, as the case may be, then, unless otherwise indicated in the applicable prospectus supplement, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the Senior Debt Securities or the Subordinated Debt Securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

If an Event of Default relating to events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except as provided below, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

We will be required to file annually with the trustee a certificate, signed by an officer of the Company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•

ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;

•

upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•

ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of the Company, the trustee or any other agent of the Company or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, we will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these bearer global securities with a common depositary for Euroclear System and Clearstream Bank Luxembourg, Societe Anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to that series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to the position of the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indenture as set forth below. Unless otherwise set forth in the applicable prospectus supplement, the subordination provisions applicable to any Subordinated Debt Securities will be expressly subject to the discharge and defeasance provisions of the indenture.

We may discharge some of our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series; and

•

we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law.

Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of debt securities of any series; and

•	evidence and provide for the acceptance of appointment by a successor trustee.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of Senior Debt Securities or Subordinated Debt Securities, as the case may be, then outstanding and affected (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	modify any of the subordination provisions or the definition of senior indebtedness applicable to any Subordinated Debt Securities in a manner adverse to the holders of those securities;

•	alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

A prospectus supplement may set forth modifications or additions to these provisions with respect to a particular series of Debt Securities.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in New York, New York.

The indenture contains limitations on the right of the trustee, should it become a creditor of the Company, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Shareholders, Officers or Trustees

The indenture provides that no incorporator and no past, present or future shareholder, officer or trustee, of the Company or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material U.S. federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information” on page 1.

BOOK-ENTRY SECURITIES

The securities offered by means of this prospectus and any related prospectus supplement may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities may not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the securities. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about any selling securityholders may be added to this prospectus pursuant to a prospectus supplement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

For purposes of the following discussion, references to “our company,” “we” and “us” mean Public Storage and not its subsidiaries or affiliates. The following discussion describes the material U.S. federal income tax considerations relating to the taxation of Public Storage as a REIT and the acquisition, ownership and disposition of our common shares. If we offer debt securities, or equity securities other than common shares, information about additional U.S. federal income tax considerations with respect to those securities will be included in the documents pursuant to which those securities are offered.

Because this is a summary that is intended to address only the U.S. federal income tax considerations relating to the ownership and disposition of our common shares, it may not contain all the information that may be important in your specific circumstances. As you review this discussion, you should keep in mind that:

(1)	The tax considerations to you may vary depending on your particular tax situation;

(2)	Special rules that are not discussed below may apply to you if you are subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”), including:

•	broker-dealer;

•	financial institutions;

•	holders who receive our common shares through the exercise of employee stock options or otherwise as compensation;

•	insurance companies;

•	non-U.S. shareholders (as defined below), except to the extent discussed below in “U.S. Taxation of Non-U.S. Shareholders”;

•	persons holding 10% or more (by vote or value) of our outstanding common shares, except to the extent discussed below;

•	persons holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons holding our common shares on behalf of other persons as nominees;

•	persons holding our common shares through a partnership or other pass-through entity;

•	persons subject to the alternative minimum tax provisions of the Code;

•	REITs;

•	regulated investment companies, or RICs;

•	subchapter S corporations;

•	foreign (non-U.S.) governments;

•	tax-exempt organizations, except to the extent discussed below in “Taxation of Tax-Exempt U.S. Shareholders”;

•	trusts and estates; or

•	U.S. expatriates.

(3)	This summary addresses neither U.S. federal taxes other than income taxes nor state, local or non-U.S. tax considerations;

(4)	This summary deals only with Public Storage common shareholders that hold common shares as “capital assets,” within the meaning of Section 1221 of the Code; and

(5)	This discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your tax advisor to determine the effect of acquiring, owning and disposing of our common shares in your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the Code, current, temporary and proposed regulations promulgated by the U.S. Treasury Department, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (“IRS”), and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this registration statement. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Except as described under “—Taxation of Public Storage as a REIT—Income Tests Applicable to REITs,” we have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

Taxation of Public Storage as a REIT

General. We elected to be taxed as a REIT under the Code beginning with our taxable year ended December 31, 1981. A REIT generally is not subject to U.S. federal income tax on the net income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification under the Code.

We believe that we have been and that we are organized and have operated, and we intend to continue to operate, to qualify as a REIT, but there can be no assurance that we qualify or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide any assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

The sections of the Code that relate to our qualification and operation as a REIT are highly technical and complex. This discussion sets forth material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.

Taxation. For each taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our shareholders. U.S. shareholders (as defined below) generally will be subject to taxation on dividends (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT “C” corporations) generally are subject to U.S. federal corporate income taxation on their income and shareholders of regular corporations are subject to tax on any dividends that are received. Currently, however, shareholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and shareholders of regular corporations who are taxed at regular corporate rates will receive the benefit of a dividends-received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of U.S. federal income taxation than if such income were earned by a non-REIT “C” corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends-received deduction.

While we generally will not be subject to corporate income taxes on income that we distribute currently to shareholders, we will be subject to U.S. federal income tax as follows:

1. We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

2. We may be subject to the “alternative minimum tax” on our undistributed items of tax preference, if any.

3. If we have (1) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or (2) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

4. Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

5. If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

6. We will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of amounts actually distributed, excess distributions from the preceding tax year and amounts retained for which U.S. federal income tax was paid if we fail to make the required distribution by the end of a calendar year (taking into account certain distributions declared in the last three months of a calendar year and paid prior to the end of January of the following calendar year). The required distribution for each calendar year is equal to the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

7. We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants, and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

8. If we acquire any assets from a non-REIT “C” corporation in a carry-over basis transaction, we would be liable for corporate income tax, at the highest applicable corporate rate for the “built-in gain” with respect to those assets if we disposed of those assets within 10 years (or, for assets disposed of in 2013, within 5 years) after they were acquired. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT “C” corporation’s interest in the partnership. The results described in this paragraph assume that the non-REIT “C” corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us. Proposed Treasury regulations have been issued which would exclude from the application of this built-in gains tax any gain from the sale of property which we acquired in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code. These Proposed Treasury regulations will not be effective unless they are issued in their final form, and as of the date of this prospectus supplement, it is not possible to determine whether the Proposed Treasury regulations will be finalized in their current form or at all. We also have acquired assets in carryover basis merger transactions with a number of REITs. If any such acquired REIT failed to qualify as a REIT at the time of its merger into us, it would have been a non-REIT “C” corporation and we also would be liable for tax liabilities inherited from it.

9. If we fail to satisfy one of the REIT asset tests (other than certain de minimis failures), but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets by the highest rate of tax applicable to corporations.

10. If we fail to satisfy certain of the requirements under the Code the failure of which would result in the loss of our REIT status, and the failure is due to reasonable cause and not willful neglect, we may be required to pay a penalty of $50,000 for each such failure in order to maintain our qualification as a REIT.

11. If we fail to comply with the requirements to send annual letters to our shareholders requesting information regarding the actual ownership of our shares and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

Furthermore, notwithstanding our status as a REIT, we also may have to pay certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for U.S. federal income tax purposes. Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to U.S. federal, state and local corporate income taxes on its net income.

If we are subject to taxation on our REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a non-REIT “C” Corporation, some of the dividends we pay to our shareholders during the following year may be subject to tax at the reduced capital gains rates, rather than taxed at ordinary income rates. See “—Taxation of U.S. Shareholders—Qualified Dividend Income.”

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4) that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding shares or other beneficial interest of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

(7) that makes an election to be a REIT for the current taxable year, or has made such an election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8) that uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury regulations promulgated thereunder; and

(9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. Condition (6) must be met during the last half of each taxable year. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

We believe that we have been organized, have operated and have issued sufficient shares of beneficial ownership with sufficient diversity of ownership to allow us to satisfy the above conditions. In addition, our organizational documents contain restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The ownership restrictions in our declaration of trust generally prohibit the actual or constructive ownership of more than 3% of our outstanding common shares or more than 9.9% of the outstanding class or series of preferred or equity shares, in each case, other than certain “excepted holders” or “designated investment entities,” (each as defined in our declaration of trust), which are subject to separate limits set forth in our declaration of trust, unless an exception is established by the board of trustees. See “Description of Common Shares—Ownership Limitations.”

The REIT protective provisions of our organizational documents are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as the arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position concerning Public Storage (a private letter ruling is legally binding only as to the taxpayer to whom it was issued and we will not seek a private ruling on this issue) or contend that we failed to enforce these various arrangements. Accordingly, there can be no assurance that these arrangements necessarily will preserve our REIT status. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

To monitor compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and do not know, or exercising reasonable diligence, would not have known, of a failure to meet condition (6) above, then we will be treated as having met condition (6) above.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. As a result of mergers we have entered into, Public Storage has succeeded to various tax attributes of those entities and their predecessors, including any undistributed earnings and profits. We do not believe that we have acquired any undistributed non-REIT earnings and profits and we believe that the REITs with which we have merged qualified as REITs at the time of acquisition. However, neither these entities nor Public Storage has sought an opinion of counsel or outside accountants to the effect that we did not acquire any undistributed non-REIT earnings and profits. There can be no assurance that the IRS would not contend otherwise on a subsequent audit. If it was determined that we had at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year, and we were unable to take advantage of applicable “deficiency dividend” procedures, we could fail to qualify as a REIT. Moreover, if we were considered to be a “successor” under the applicable Treasury regulations to a corporation that had failed to qualify as a REIT at the time of its merger with Public Storage, we could fail to qualify as a REIT.

Qualified REIT Subsidiaries. We may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. A qualified REIT subsidiary will not be subject to U.S. federal income tax, although it may be subject to state and local taxation in some states. Our ownership of the voting stock of a qualified REIT subsidiary will not violate the asset test restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than five percent of the value of our total assets, as described below in “—Asset Tests Applicable to REITs.”

Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, which has made a joint election with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. A taxable REIT subsidiary also includes any corporation other than a REIT in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities, (other than certain “straight debt” securities), which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to our tenants without causing us to receive impermissible tenant service income under the REIT gross income tests. A taxable REIT subsidiary is required to pay regular U.S. federal income tax, and state and local income tax where applicable, as a non-REIT “C” corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. If dividends are paid to us by our taxable REIT subsidiary, then a portion of the dividends we distribute to shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “Taxation of U.S. Shareholders—Qualified Dividend Income.”

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made directly or indirectly to us in excess of a certain amount. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries may make interest and other payments to us and to third parties in connection with activities related to our properties. There can be no assurance that our taxable REIT subsidiaries will not be limited in their ability to deduct certain interest payments made to us. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

PS Orangeco, Inc. (and its subsidiaries, including PS Pickup & Delivery, Inc.), PSCC, Inc., PS Insurance Company—Hawaii, Ltd. and certain other corporations (including corporations the interests in which were directly or indirectly acquired in connection with the Shurgard merger) have elected, together with us, to be treated as taxable REIT subsidiaries of Public Storage. These entities have engaged in businesses such as providing moving services and tenant reinsurance, and selling locks, boxes and packing materials, among other activities.

Ownership of Partnership Interests by a REIT. A REIT that owns an equity interest in an entity treated as a partnership for U.S. federal income tax purposes is deemed to own its share (based upon its proportionate share of the capital of the partnership) of the assets of the partnership and is deemed to earn its proportionate share of the partnership’s income. However, solely for purposes of the 10% value test described below, the determination of a REIT’s interest in partnership assets is based on the REIT’s proportionate interest in the equity and certain debt securities issued by the partnership. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. We have acquired interests in various partnerships that own and operate properties. Thus, our proportionate share of the assets and items of income of PS Business Parks, L.P. or other partnerships, including any such partnerships’ shares of assets and items of income of any subsidiaries that are partnerships or limited liability companies treated as partnerships for U.S. federal income tax purposes, are treated as assets and items of income of Public Storage for purposes of applying the REIT asset and income tests. For these purposes, under current Treasury regulations our interests in each of the partnerships must be determined in accordance with our “capital interest” in each entity, as applicable.

We believe that PS Business Parks, L.P. and each of the partnerships and limited liability companies in which we own an interest, directly or through another partnership or limited liability company, will be treated as partnerships or disregarded for U.S. federal income tax purposes and will not be taxable as corporations. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and we could fail to meet the REIT income and asset tests. See “—Income Tests Applicable to REITs” and “—Asset Tests Applicable to REITs” below.

Income Tests Applicable to REITs. To qualify as a REIT, we must satisfy two gross income tests which are applied on an annual basis. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on related property includes “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

Rents we receive will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if several conditions are met:

•

The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

•

We, or an actual or constructive owner of 10% or more of our shares, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such a tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging facility or, for taxable years of REITs beginning after July 30, 2008, a qualified health care property, and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met;

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property”; and

•

We generally must not provide directly impermissible tenant services to the tenants of a property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no income or a taxable REIT subsidiary. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered primarily for the convenience of the tenant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may provide through an independent contractor or a taxable REIT subsidiary, both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” If the total amount of income we receive from providing impermissible tenant services at a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as “rents from real property.” Impermissible tenant service income is deemed to be at least 150% of our direct cost in providing the service.

In light of these requirements, we do not intend to take any of the actions listed below, unless we determine that the resulting nonqualifying income, taken together with all other nonqualifying income that we earn in the taxable year, will not jeopardize our status as a REIT:

(1) charge rent for any property that is based in whole or in part on the income or profits of any person (unless based on a fixed percentage or percentages of gross receipts or sales, as permitted and described above);

(2) rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

(3) derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

(4) directly perform services considered to be noncustomary or “rendered to the occupant” of the property.

In connection with our merger with Public Storage Management, Public Storage and the various other owners of self-storage facilities and business parks for which we performed management activities entered into an agreement with PSCC, Inc. under which PSCC provides the owners and Public Storage certain administrative and cost-sharing services in connection with the operation of the properties and the performance of certain administrative functions. The services include the provision of corporate office space and certain equipment, personnel required for the operation and maintenance of the properties, and corporate or partnership administration. Each of the owners and Public Storage pay PSCC directly for services rendered by PSCC in connection with the administrative and cost sharing agreement. That payment is separate from and in addition to the compensation paid to Public Storage under the management agreements for the management of the properties owned by the owners. At the time of the merger with Public Storage Management, we received a private letter ruling from the IRS to the effect that the reimbursements and other payments made to PSCC by the owners would not be treated as our revenues for purposes of the 95% gross income test, and to the effect that our income from self-storage facility rentals generally would qualify as rent from real property for purposes of the REIT gross income tests.

The ownership of certain partnership interests creates several issues regarding our satisfaction of the gross income tests. First, we earn property management fees from these partnerships. Existing Treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT’s capital interest in the partnership in effect is disregarded in applying the gross income tests when the REIT holds a “substantial” interest in the partnership. We disregard the portion of management fees derived from partnerships in which we are a partner that corresponds to our interest in these partnerships in determining the amount of our nonqualifying income. Private letter rulings, while indicative of the IRS’s views as to a particular issue, cannot be relied upon by a taxpayer other than the taxpayer to whom the ruling has been issued. There can be no assurance, therefore, that the IRS would not take a contrary position with respect to Public Storage, either rejecting the approach set forth in the private letter rulings mentioned above or contending that our situation is distinguishable from those addressed in the private letter rulings (for example, arguing that we do not have a “substantial” interest in the partnerships).

In addition, we acquired interests in certain of these partnerships that entitle us to a percentage of profits (either from operations, or upon a sale, or both) in excess of the percentage of total capital originally contributed to the partnership with respect to such interest. Existing Treasury regulations do not specifically address how our “capital interest” in partnerships of this type should be determined. This determination is relevant because it affects both the percentage of the gross rental income of the partnership that is considered gross rental income (or qualifying income) to us and the percentage of the management fees paid to us that is disregarded in determining our nonqualifying income. In determining our “capital interest” in the various partnerships, we estimate the percentage of the partnership’s assets that would be distributed to us if those assets were sold and distributed among the partners in accordance with the applicable provisions of the partnership agreements. There can be no assurance, however, that the IRS will agree with this methodology and not contend that another, perhaps less favorable, method must be used for purposes of determining our “capital interests,” which could adversely affect our ability to satisfy the 75% and 95% gross income tests. Moreover, in connection with the Shurgard merger, we have acquired indirect equity interests in real estate located outside of the United States, and Public Storage may acquire additional interests in non-U.S. properties both directly and through equity interests in partnerships, joint ventures, or other legal entities that have invested in real estate. These investments carry risks and uncertainties with respect to our status as a REIT that are not present when we invest directly in real estate in the U.S. and against which we may not be able to protect. For purposes of the 75% and 95% gross income tests, certain foreign currency income and gains recognized after July 30, 2008 are disregarded for purposes of determining gross income.

“Interest” income that depends in whole or in part on the income or profits of any person generally will be non-qualifying income for purposes of the 75% or 95% gross income tests. However, interest based on a fixed percentage or percentages of gross receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that would fail to qualify under both the 75% and 95% gross income tests.

Our share of any dividends received from our corporate subsidiaries that are not “qualified REIT subsidiaries” (and from other corporations in which we own an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends to cause us to exceed the limit on nonqualifying income under the 75% gross income test. Dividends that we receive from other qualifying REITs will qualify for purposes of both REIT income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, and we disclose to the IRS the sources of our income as required by the Code and applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. As discussed under “—Taxation of Public Storage as a REIT—General” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized through our subsidiary partnerships and disregarded entities for U.S. federal income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. However, we will not be treated as a dealer in real property with respect to a property we sell for the purposes of the 100% tax if (i) we have held the property for at least two years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the two years preceding the sale are less than 30% of the net selling price of the property, and (iii) we (a) have seven or fewer sales of property for the year of sale or (b) either (I) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, or (II) the aggregate fair market value of property sold during the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year, and (III) in the case of either (I) or (II), substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this “safe harbor.” For purposes of either (iii)(a) or (iii)(b), certain property obtained through foreclosure is generally not included in determining whether the asset tests are satisfied.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for payments to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•

rents paid to us by tenants who both are leasing at least 25% of the net leasable space in the relevant property and also are not receiving such services from the taxable REIT subsidiary are substantially comparable to the rents paid by our tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; or

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service.

While we anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. Until regulations are issued to carry out the purposes of the penalty tax provisions, a REIT and its taxable REIT subsidiaries may base their intercompany allocations on any reasonable method. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Asset Tests Applicable to REITs. At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and diversification of our assets:

(1) At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include our allocable share of real estate assets held by entities that are treated as partnerships or that are disregarded for U.S. federal income tax purposes, as well as stock or debt instruments that are purchased with the proceeds of an offering of shares or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

(2) Not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class (e.g., securities that qualify as real estate assets and government securities);

(3) Except for equity investments in REITs, debt or equity investments in qualified REIT subsidiaries and taxable REIT subsidiaries, and other securities that qualify as “real estate assets” for purpose of the 75% test described in clause (1):

•	the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets;

•	we may not own more than 10% of any one issuer’s outstanding voting securities; and

•	we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below; and

(4) Not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries (20% for our taxable years prior to 2009).

Securities for purposes of the asset tests may include debt securities. However, the Code specifically provides that the following types of debt will not be taken into account for purposes of the 10% value test: (1) securities that meet the “straight debt” safe-harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rent from real property; (4) rental agreements described in Section 467 of the Code; (5) any security issued by other REITs; (6) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (7) any other arrangement as determined by the IRS. In addition, for purposes of the 10% value test only, to the extent we hold debt securities that are not described in the preceding sentence, (a) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test, and (b) debt that is issued by any partnership, to the extent of our interest as a partner in the partnership, are not considered securities.

Debt will meet the “straight debt” safe harbor if (1) neither we, nor any of our controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by us), own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

We currently own approximately 24% of the outstanding common stock of PS Business Parks, Inc., which has elected to be taxed as a REIT for U.S. federal income tax purposes (as well as a substantial portion of the outstanding common units of limited partnership interest of PS Business Parks, L.P., which may be exchangeable for shares of PS Business Parks, Inc.’s common stock). As a REIT, PS Business Parks, Inc. is subject to the various REIT qualification requirements. We believe that PS Business Parks, Inc. has been organized and has operated in a manner to qualify for taxation as a REIT for U.S. federal income tax purposes and will continue to be organized and operated in this manner. If PS Business Parks, Inc. were to fail to qualify as a REIT, our stock investment in PS Business Parks, Inc. would cease to be a qualifying real estate asset for purposes of the 75% gross asset test and would become subject to the 5% asset test, the 10% voting securities test, and the 10% value test generally applicable to our ownership in corporations (other than REITs, qualified REIT subsidiaries and taxable REIT subsidiaries). If PS Business Parks, Inc. failed to qualify as a REIT, we would not meet the 10% voting securities test and the 10% value test with respect to our interest in PS Business Parks, Inc., and accordingly, we also would fail to qualify as a REIT.

We believe that the aggregate value of our interests in our taxable REIT subsidiaries does not exceed, and in the future will not exceed, 25% of the aggregate value of our gross assets (20% for our taxable years prior to 2009). As of each relevant testing date prior to the election to treat each corporate subsidiary of Public Storage or any other corporation in which we own an interest as a taxable REIT subsidiary, we believe we did not own more than 10% of the voting securities of any such entity. In addition, we believe that as of each relevant testing date prior to the election to treat each corporate subsidiary of Public Storage or any other corporation in which we own an interest as a taxable REIT subsidiary of Public Storage, our pro rata share of the value of the securities, including debt, of any such corporation or other issuer did not exceed 5% of the total value of our assets.

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that it complies with the 10% voting securities test and 10% value test with respect to each such issuer. However, no independent appraisals have been obtained to support these conclusions. In this regard, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the 25%, 25% TRS (20% for our taxable years prior to 2009), or 5% asset tests solely by reason of changes in the relative values of our assets. If failure to satisfy the 25%, 25% TRS (20% for our taxable years prior to 2009) or 5% asset tests results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 25% TRS (20% for our taxable years prior to 2009) or 5% asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions described in the next paragraph.

The failure to satisfy the asset tests can be remedied even after the 30-day cure period under certain circumstances. If the total value of the assets that caused a failure of the 5% asset test, the 10% voting securities test or the 10% value test does not exceed either 1% of our assets at the end of the relevant quarter or $10,000,000, we can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which we first identify the failure of the asset test. For a violation of any of the asset tests not described in the prior sentence (including the 75%, 25% and the 25% TRS (20% for our taxable years prior to 2009) asset tests), we can avoid disqualification as a REIT if the violation is due to reasonable cause and we dispose of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets during the period of time that the assets were held as nonqualifying assets, and file in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets. The applicable Treasury regulations are yet to be issued. Thus, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions.

Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

In addition, for purposes of this test, non-cash income includes a portion of the income attributable to leveled stepped rents, original issue discount included in our taxable income and certain income attributable to an investment in a residual interest in a REMIC, in both cases without the receipt of a corresponding payment, cancellation of indebtedness, and income from a like-kind exchange that is later determined to be taxable (provided, in this last case, that the failure to qualify as a like-kind exchange was due to reasonable cause and not willful neglect). We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our shareholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment date after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are treated as being received by our shareholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. In addition, in order to be taken into account for purposes of satisfying the distribution requirement, the amount distributed must not be preferential—i.e., every shareholder of the class of shares with respect to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we either do not distribute all of our net capital gain or we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on that amount at regular corporate tax rates. We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

In years prior to 1990, we made distributions in excess of our REIT taxable income. During 1990, we reduced the level of distributions to our shareholders. As a result, distributions paid by us in 1990 were less than 95% of our REIT taxable income for 1990. The same circumstance existed with respect to each year through 2012, with the exception of 2003, 2004 and 2006. We satisfied the REIT distribution requirements for 1990 through 2012 where necessary by attributing distributions in 1991 through 2013 to the prior year’s taxable income. We may be required to continue this pattern of making distributions after the close of a taxable year that are attributed to the prior year for this purpose, but shareholders will be treated for U.S. federal income tax purposes as having received such distributions in the taxable years in which they actually are made. The extent to which we will be required to attribute distributions to the prior year will depend on our operating results and the level of distributions as determined by the board of directors. As noted below, reliance on subsequent year distributions could cause us to be subject to an excise tax, although we intend to comply with the 85% current distribution requirement under the excise tax in an effort to avoid or minimize any effect of that tax.

We intend to make timely distributions sufficient to satisfy our annual distribution requirements. Although we anticipate that our cash flow will permit us to make those distributions, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, we may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends in the form of taxable dividends of our shares.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

We will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of amounts actually distributed, excess distributions from the preceding tax year and amounts retained for which U.S. federal income tax was paid if we fail to make the required distribution by the end of a calendar year (taking into account certain distributions declared in the last three months of a calendar year and paid prior to the end of January of the following calendar year). The required distribution for each calendar year is equal to the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Record-Keeping Requirements. We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of Public Storage to Qualify as a REIT. If we fail to comply with one or more of the conditions required for qualification as a REIT (other than asset tests and the income tests that have the specific savings clauses discussed above in “—Asset Tests Applicable to REITs,” and “—Income Tests Applicable to REITs”), we can avoid termination of our REIT status by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and the statutory relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would significantly reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains earned by us. In such a case, non-corporate shareholders generally would be taxed on these dividends at capital gains rates; corporate shareholders may be eligible for the dividends-received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. There can be no assurance that we would be entitled to any statutory relief.

Taxation of U.S. Shareholders

As used in the remainder of this discussion, the term “U.S. shareholder” means a beneficial owner of a Public Storage common share that is, for U.S. federal income tax purposes:

•	a citizen or resident, as defined in Section 7701(b) of the Code, of the U.S.;

•

a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for U.S. federal income tax purposes that was created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

in general, a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, shall also be considered U.S. shareholders.

If you hold our common shares and are not a U.S. shareholder, you are a “non-U.S. shareholder.” If a partnership holds our common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common shares, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common shares.

Distributions by Public Storage—General. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or “qualified dividend income” will be taxable to our taxable U.S. shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. For purposes of determining whether distributions to holders of common shares or equity shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred shares and then to our outstanding common shares and equity shares.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. This treatment will reduce the adjusted tax basis that each U.S. shareholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted tax basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year that are payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.

Capital Gain Distributions. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as “capital gain dividends” will be taxable to our taxable U.S. shareholders as gain from the sale or disposition of a capital asset to the extent that such gain does not exceed our actual net capital gain for the taxable year. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder will include in its income as long-term capital gains its proportionate share of such undistributed capital gain and will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. shareholder’s tax liability on the undistributed capital gain. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. shareholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1) a 20% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%; or

(2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

See the section below entitled “—Recent Legislative Changes” with regard to the reduced tax rates applicable to ordinary income, qualified dividend income and capital gains.

Qualified Dividend Income. With respect to shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1) the qualified dividend income received by us during such taxable year from non-REIT “C” corporations (including our corporate subsidiaries, other than qualified REIT subsidiaries, and our taxable REIT subsidiaries);

(2) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualified foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will be a qualified foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as qualified dividend income.

Other Tax Considerations. Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

Sales of Shares. If a U.S. shareholder sells or otherwise disposes of its shares in a taxable transaction, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the U.S. shareholder’s holding period in the asset (generally, if an asset has been held for more than one year, such gain or loss will be long-term capital gain or loss) and the U.S. shareholder’s tax bracket. A U.S. shareholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 20%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of common shares that have been held for six months or less, after applying the holding period rules, will be treated be such U.S. shareholders as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from us that were required to be treated as long-term capital gains. Shareholders are advised to consult their tax advisors with respect to the capital gain liability.

Expansion of Medicare Tax. Certain U.S. shareholders that are individuals, estates and trusts are subject to a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of stock. Prospective investors should consult with their own tax advisors regarding this legislation.

New Legislation Relating To Foreign Accounts. Certain payments made after December 31, 2013 (i.e., on or after January 1, 2014) to “foreign financial institutions” in respect of accounts of U.S. shareholders at such financial institutions may be subject to withholding at a rate of 30%. Prospective investors should consult their own tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of their common shares. See “Taxation of Non-U.S. Shareholders—Withholding on Payments to Certain Foreign Entities.”

Recent Legislative Changes. The American Taxpayer Relief Act of 2012 (“ATRA”) was enacted on January 2, 2013 to address certain provisions of U.S. federal income tax law relating to capital gain taxation (including the taxation of capital gain dividends) and the applicability of capital gain rates to dividends designated as “qualified dividend income” that were scheduled to “sunset” and revert to provisions of prior law for taxable years beginning after December 31, 2012. ATRA has modified those rules. For taxable years beginning after 2012, for noncorporate taxpayers, the highest ordinary income tax rate is 39.6% and both the maximum capital gain tax rate (for gain other than “unrecaptured section 1250 gain”) and the maximum tax rate applicable to qualified dividend income generally is 20%, in each case without taking into account the Medicare Tax discussed above in “—Expansion of Medicare Tax.”

Taxation of Tax-Exempt Shareholders

Provided that a tax-exempt shareholder, except certain tax-exempt shareholders described below, has not held its common shares as “debt-financed property” within the meaning of the Code and the shares are not otherwise used in its trade or business, the dividend income from us and gain from the sale of our common shares will not be unrelated business taxable income, or UBTI to a tax-exempt shareholder. Generally, “debt-financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt shareholder.

For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in Public Storage will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult with their tax advisors concerning these set aside and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT. A pension-held REIT includes any REIT if:

•

at least one of such trusts holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT; and

•

it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust, rather than by the trust itself.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of our shares contained in our organizational documents, we do not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described above should be inapplicable to our tax-exempt shareholders.

U.S. Taxation of Non-U.S. Shareholders

The following discussion addresses the rules governing U.S. federal income taxation of the ownership and disposition of our common shares by non-U.S. shareholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

Distributions by Public Storage. As described in the discussion below, distributions paid by us with respect to our common shares will be treated for U.S. federal income tax purposes as either:

•	ordinary income dividends;

•	long-term capital gain; or

•	return of capital distributions.

This discussion assumes that our shares will continue to be considered regularly traded on an established securities market located in the U.S. for purposes of the “FIRPTA” provisions described below. If our shares are no longer regularly traded on an established securities market located in the U.S., the tax considerations described below would differ.

Ordinary Income Dividends. A distribution paid by us to a non-U.S. shareholder will be treated as an ordinary income dividend if the distribution is paid out of our current or accumulated earnings and profits and:

•	the distribution is not attributable to our net capital gain; or

•

the distribution is attributable to the sale of “U.S. real property interests,” or USRPIs, and the non-U.S. common shareholder owns 5% or less of our common shares at all times during the one-year period ending on the date of the distribution.

Ordinary dividends that are effectively connected with a U.S. trade or business of the non-U.S. shareholder will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates in the same manner as U.S. shareholders (including any applicable alternative minimum tax), except that a non-U.S. shareholder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or lower applicable treaty rate).

Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as capital gain distributions with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of the FIRPTA withholding rules described below) unless:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with us;

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business.

Return of Capital Distributions. A distribution in excess of our current and accumulated earnings and profits will be taxable to a non-U.S. shareholder, if at all, as gain from the sale of common shares to the extent that the distribution exceeds the non-U.S. shareholder’s basis in its common shares (and, as a general matter, subject to U.S. federal income tax as described below in the section entitled “-Sale of Common Shares”). A distribution in excess of our current and accumulated earnings and profits will reduce the non-U.S. shareholder’s basis in its common shares and will not be subject to U.S. federal income to the extent it reduces such non-U.S. shareholder’s basis in its common shares.

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. Moreover, if we cannot determine at the time a distribution is made whether or not the distribution will exceed our current and accumulated earnings and profits, we will withhold on the distribution at a rate not less than that applicable to ordinary income dividends. However, as a general matter, the non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Capital Gain Dividends. A distribution paid by us to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated earnings and profits and:

•	the distribution is attributable to our net capital gain (other than from the sale of “U.S. real property interests”) and we timely designate the distribution as a capital gain dividend; or

•

the distribution is attributable to the sale of “U.S. real property interests” and the non-U.S. shareholder owns more than 5% of the value of the shares at any time during the one-year period ending on the date of the distribution.

Long-term capital gain that a non-U.S. shareholder is deemed to receive from a capital gain dividend that is not attributable to the sale of USRPI generally will not be subject to U.S. tax in the hands of the non-U.S. shareholder unless:

•

the non-U.S. shareholder’s investment in our common shares is effectively connected with a U.S. trade or business of the non-U.S. shareholder, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a non-U.S. shareholder that is a corporation also may be subject to the branch profits tax at a rate of 30% (or lower applicable treaty rate); or

•

the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

Under the Foreign Investment in Real Property Tax Act, referred to as “FIRPTA,” distributions that are attributable to gain from the sales by us of USRPIs and paid to a non-U.S. shareholder that owns more than 5% of the value of the relevant class of shares at any time during the one-year period ending on the date of the distribution will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend.

Any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. shareholder that owns more than 5% of the value of the relevant class of shares at any time during the one-year period ending on the date of the distribution will be subject to special withholding rules under FIRPTA. We will be required to withhold and remit to the IRS 35% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. shareholder, whether or not the distribution is attributable to the sale by us of USRPIs. The amount withheld is creditable against the non-U.S. shareholder’s U.S. federal income tax liability or refundable when the non-U.S. shareholder properly and timely files a tax return with the IRS.

Undistributed Capital Gain. Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our shares held by non-U.S. shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting therefrom its proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gain to the non-U.S. shareholder, and generally to receive from the IRS a refund to the extent its proportionate share of the tax paid by us were to exceed the non-U.S. shareholder’s actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. shareholder should consult its tax advisor regarding the taxation of such undistributed capital gain.

Sale of Common Shares. Gain recognized by a non-U.S. shareholder upon the sale or exchange of our common shares generally would not be subject to U.S. taxation unless:

(1) the investment in our common shares is effectively connected with the non-U.S. shareholder’s United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain, except that a non-U.S. shareholder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or lower applicable treaty rate);

(2) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains from United States sources for the taxable year; or

(3) our common shares constitute a USRPI within the meaning of FIRPTA, as described below.

Our common shares will not constitute a USRPI if we are a domestically controlled REIT. We will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our common shares is held directly or indirectly by non-U.S. shareholders.

We believe that we will be a domestically controlled REIT and, therefore, that the sale of our common shares by a non-U.S. shareholder would not be subject to taxation under FIRPTA. Because our shares are publicly traded, however, we cannot guarantee that we are or will continue to be a domestically controlled REIT.

Even if we do not qualify as a domestically controlled REIT at the time a non-U.S. shareholder sells our common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

(1) the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

(2) the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the shorter of the period during which the non-U.S. shareholders held such class or series of shares or the five-year period ending on the date of the sale or exchange.

Specific wash sale rules applicable to sales of shares in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our common shares even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. shareholder (1) disposes of our common shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. shareholder as gain from the sale or exchange of a USRPI, (2) acquires, or enters into a contract or option to acquire, other common shares during the 61-day period that begins 30 days prior to such ex-dividend date, and (3) if our common shares are “regularly traded” on an established securities market in the United States, such non-U.S. shareholder has owned more than 5% of our outstanding common shares at any time during the one-year period ending on the date of such distribution.

If gain on the sale or exchange of our common shares by a non-U.S. shareholder were subject to taxation under FIRPTA, the non-U.S. shareholder generally would be subject to regular U.S. federal income tax with respect to any gain on a net basis in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In addition, the transferee of such stock may, in certain circumstances, be required to withhold at least 10% of the proceeds of any such sale or exchange. However, the non-U.S. shareholder generally may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Withholding on Payments to Certain Foreign Entities. The Foreign Account Tax Compliance Act (“FATCA”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligations requirements are satisfied.

On January 17, 2013, final regulations under FATCA were published. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise excepted under FATCA.

Under delayed effective dates provided for in the final regulations, the required withholding does not begin until January 1, 2014 with respect to dividends on our shares, and January 1, 2017 with respect to gross proceeds from a sale or other disposition of our shares.

If withholding is required under FATCA on a payment related to our shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

U.S. Shareholders. In general, information-reporting requirements will apply to payments of distributions on our common shares and payments of the proceeds of the sale of our common shares to some U.S. shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments at the rate of 28% if:

(1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2) the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations, may be exempt from backup withholding. Any amounts that we withhold under the backup withholding rules may be refunded or credited against the U.S. shareholder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS.

Non-U.S. Shareholders. Generally, information reporting will apply to payments of distributions on our common shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding as described above for U.S. shareholders, or the withholding tax for non-U.S. shareholders, as applicable, unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership 50% or more of whose interests are held by partners who are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. If a non-U.S. shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Because the application of these Treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules may be refunded or credited against the non-U.S. shareholder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. Non-U.S. shareholders should consult with their tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Other Tax Consequences for Public Storage and Our Shareholders

We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our shareholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. In addition, a shareholder’s state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective investors should consult with their tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

A portion of our income is earned through our taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to U.S. federal, state and local income tax at the full applicable corporate rates and to applicable foreign taxes for our foreign subsidiaries. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. To the extent that our taxable REIT subsidiaries and we are required to pay foreign, U.S. federal, state or local taxes, we will have less cash available for distribution to shareholders.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our securities.

Tax Shelter Reporting

If a holder recognizes a loss as a result of a transaction with respect to our shares of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one noncorporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

LEGAL OPINIONS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities and certain U.S. federal income tax matters may be passed upon for us by Hogan Lovells US LLP, and for the underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Public Storage appearing in Public Storage’s Annual Report (Form 10-K) for the year ended December 31, 2012 (including the schedule appearing therein), and the effectiveness of Public Storage’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

                 Shares

Public Storage

Depositary Shares

Each Representing 1/1,000 of a

        % Cumulative Preferred Share of Beneficial Interest, Series Y

PROSPECTUS SUPPLEMENT

March    , 2014

Joint Book-Running Managers BofA Merrill Lynch Morgan Stanley UBS Investment Bank Wells Fargo Securities